Exhibit 10.6

Execution

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

BY AND AMONG

HOPE THERAPEUTICS, INC.,

HTX MANAGEMENT COMPANY, LLC

KADIMA NEUROPSYCHIATRY INSTITUTE, MEDICAL CORP.,

KADIMA HOLDINGS, INC.

AND

DAVID FEIFEL, M.D., PH.D.

May 9, 2025

TABLE OF CONTENTS

-i-

Schedules:

Schedule 1.1(a)	Personal Property
Schedule 1.1(d)	Deposits and Prepaid Items
Schedule 1.1(e)	Assumed Contracts
Schedule 1.1(h)	Intellectual Property
Schedule 1.1(j)	Other Assets
Schedule 1.2(j)	Other Excluded Assets
Schedule 1.7(b)	Purchase Price Allocation Schedule
Schedule 2.2(e)	Lease Assignments
Schedule 2.2(p)	Third Party Consents
Schedule 2.2(q)	Terminated Contracts
Schedule 3.2(b)	Ownership
Schedule 3.3(a)	Violations
Schedule 3.3(b)	Consents and Approvals
Schedule 3.4(a)	Material Contracts
Schedule 3.4(b)	Material Contract Matters
Schedule 3.5(a)	Financial Statements
Schedule 3.5(b)	Indebtedness
Schedule 3.6	Undisclosed Liabilities
Schedule 3.7	Certain Developments
Schedule 3.8(a)	Title to Acquired Assets
Schedule 3.9(a)	Real Property
Schedule 3.9(i)	Use and Occupancy of Real Property
Schedule 3.11(a)	Compliance with Laws and Regulations
Schedule 3.11(b)	Permits
Schedule 3.11(c)	Governmental Authority Notices and Filings
Schedule 3.11(d)	Certain Actions
Schedule 3.12(a)	Compliance with Healthcare Laws
Schedule 3.12(b)	Healthcare Permits
Schedule 3.12(c)	Certain Healthcare Matters
Schedule 3.12(d)	Compliance Programs
Schedule 3.12(e)	Healthcare Providers
Schedule 3.12(f)	Healthcare Provider Licensure
Schedule 3.12(g)	Third Party Payor Program Contracts
Schedule 3.12(i)	Payors
Schedule 3.12(j)	HIPAA
Schedule 3.13	Litigation
Schedule 3.14	Transactions with Affiliates
Schedule 3.15(a)	Labor Matters
Schedule 3.15(b)	Labor Law Compliance
Schedule 3.15(c)(v)	Employee Verifications
Schedule 3.15(d)	Coronavirus Policies
Schedule 3.15(e)	Immigration
Schedule 3.15(g)	Labor Unions

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Schedule 3.16	Taxes
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.19(j)	Employees and Independent Contractors
Schedule 3.20	Bank Accounts; Powers of Attorney
Schedule 3.23	CARES Act Matters
Schedule 4.3	Purchaser Brokers
Schedule 5.6(a)	Employment Offers
Schedule 6.2(a)(vi)	Other Indemnifiable Matters

Exhibits:

Exhibit A	Pre-Closing Reorganization
Exhibit B	Business Support Services Agreement
Exhibit C	Rollover and Joinder Agreement
Exhibit D	Flow of Funds Spreadsheet

-iii-

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

This ASSET PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of May 9, 2025 (the “Effective Date”), is by and among (a) HOPE THERAPEUTICS, INC., a Delaware corporation (“Parent”), (b) HTX MANAGEMENT COMPANY, LLC, a Delaware limited liability company (“Purchaser”), (c) KADIMA NEUROPSYCHIATRY INSTITUTE, MEDICAL CORP., a California professional corporation (“Practice”), (d) KADIMA HOLDINGS, INC., a California corporation (“Holdco”, together with Practice shall be referred to hereafter together as “Seller”) and (d) DAVID FEIFEL, M.D., PH.D. (“Feifel”). Holdco, Practice and Feifel are referred to collectively herein as the “Seller Parties”. The Purchaser and the Seller Parties are referred to collectively herein as the “Parties”.

WHEREAS, Feifel [**]issued and outstanding equity interests of Practice (Holdco and Practice together shall also sometimes be referred to as, the “Relevant Entities”) and the Practice is engaged in the provision of (i) neuropsychiatric, psychiatric, ketamine assisted psychotherapy, therapy and related ancillary services for a variety of conditions, including but not limited to, depression, anxiety, PTSD, OCD, eating disorders, and the related ancillary services thereof other services relating to the foregoing, (ii) clinical research and clinical trials related to the foregoing, and (iii) any other services a Seller Party is providing or engaging in or actively planning as of the Closing Date or as of the period of time immediately prior to the Closing Date (the “Business”);

WHEREAS, Holdco is a newly formed corporation that has not issued any equity interests, held or owned any assets, or engaged in any activities other than activities incident to its formation;

WHEREAS, prior to the Closing Date, Feifel, Holdco and Practice shall effectuate a reorganization within the meaning of Section 368(a)(1)(F) of the Code pursuant to the transactions set forth on Exhibit A (the “Pre-Closing Reorganization”);

WHEREAS, as a result of the Pre-Closing Reorganization, Feifel shall own [**] the issued and outstanding equity interests of Holdco, and Holdco shall own all of the issued and outstanding equity interests of Practice;

WHEREAS, at the Closing, (i) Purchaser desires to acquire and accept from Practice, and Practice desires to contribute to Purchaser, the Contributed Assets, and (ii) Purchaser desires to purchase from Practice, and Practice desires to sell to Purchaser, the remainder of the Acquired Assets (which are also referred to herein as the “Purchased Assets”), all as more particularly set forth in this Agreement;

WHEREAS, on the Closing Date and immediately following the Closing, (i) Practice will distribute the Purchase Price, the Feifel Personal Effects and the Specifically Excluded Assets as set forth on Schedule 1.2(j), and its rights and obligations under this Agreement to Holdco, (ii) Holdco will, in turn, distribute the Purchase Price to Feifel, and (iii) Practice, on the one hand, and Purchaser, on the other hand, will enter into a business support services agreement in the form attached hereto as Exhibit B (the “Business Support Services Agreement”), which shall be effective as of the Closing;

WHEREAS, at 12:01 a.m. Pacific Time on the day following the Closing Date, Holdco will distribute all of the issued and outstanding capital stock of Practice to Feifel; and

WHEREAS, in consideration of the substantial direct and indirect economic benefit that Seller Parties will receive from the sale and contribution of the Acquired Assets, Seller Parties are willing to make certain representations, warranties, covenants and other agreements in favor of the Purchaser, all as more particularly set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
SALE AND CONTRIBUTION OF ACQUIRED ASSETS

1.1.    Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey, deliver and contribute to the Purchaser, and the Purchaser shall purchase, acquire, take and accept from Practice all of Seller’s right, title and interest in and to all assets owned by Seller (wherever located) except for the Excluded Assets (all of the assets sold, assigned, transferred, conveyed, delivered and contributed to the Purchaser hereunder are referred to collectively herein as the “Acquired Assets”), free and clear of all Liens. The Acquired Assets include all of Seller’s right, title and interest in and to the following:

(a)    Personal Property. All equipment, fixtures, furniture, office furniture, office supplies and office equipment, computers, computer terminals and printers, telephone systems, telecopiers and photocopiers and other tangible personal property of every kind and description, including those items described on Schedule 1.1(a);

(b)    Current Assets. All current assets of Seller, including all accounts receivable, trade receivable, notes receivable and other receivables (the “Accounts Receivable”) and all inventory, except for (i) subject to Section 1.10, the Government Receivables and (ii) the current assets described in Section 1.2(h);

(c)    Amounts Collected. All amounts collected by Practice in respect of the Government Receivables;

(d)    Deposits and Prepaid Items. All deposits and advances, prepaid expenses and other prepaid items of Seller, including those items described on Schedule 1.1(d), but not including any prepaid Taxes;

(e)    Assumed Contracts. All Contracts set forth on Schedule 1.1(e) (collectively, the “Assumed Contracts”); provided, that in the event Purchaser determines following the Closing that the Seller Parties failed to disclose a Material Contract on Schedule 3.4(a) in breach of the representations and warranties contained in Section 3.4(a), Purchaser, in its sole discretion, shall determine whether or not such Material Contract shall be deemed an Acquired Asset for all purposes under this Agreement;

(f)    Books and Records. All books and records (including all data and other information stored on discs, tapes or other media) relating to the Acquired Assets;

(g)    Marketing Materials. All email contact lists and any other marketing data and other information relating to the Business;

(h)    Intellectual Property. Any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (ii) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (iv) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (v) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; (vi) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (vii) all other intellectual or industrial property and proprietary rights relating to any of the foregoing (the “Intellectual Property”) which are in any way connected to the Business and owned by Practice, including those items described on Schedule 1.1(h), together with all (A) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Practice with respect to such Intellectual Property, and (B) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof (the “Intellectual Property Assets”), other than any such Intellectual Property which constitutes an Excluded Asset;

(i)    Other Intangibles. The Business of Seller as a going concern, and all of the customer relationships and related goodwill, if any, relating to or used in conjunction with the Business, including but not limited to, any and all of the operations related to the research and clinical trials Practice participates in, conducts on behalf of a sponsor or other Person, or for which Practice serves as an investigative site;

(j)    Other Assets. All assets of Seller, including the items described on Schedule 1.1(j), other than those assets previously described in this Section 1.1 except for the Excluded Assets; and

(k)    Causes of Action. All rights, claims or causes of action of Seller against third parties in respect of any of the Acquired Assets described in the foregoing clauses (a) through (j); provided, however, that such claims or rights shall not include any claims, causes of action, defenses and rights of offset or counterclaim relating to the Excluded Assets or the Excluded Liabilities.

1.2.    Excluded Assets. The following assets of Practice and Holdco, as applicable, shall be retained by each respective Party and are not being sold, assigned, transferred, conveyed, delivered or contributed, directly or indirectly, to the Purchaser hereunder (all of the following are referred to collectively herein as the “Excluded Assets”):

(a)    Excluded Contracts. All Contracts to which any Relevant Entity is a party or by which any Relevant Entity is bound other than the Assumed Contracts;

(b)    Accounts and Lockboxes. All bank accounts and lockboxes;

(c)    Government Receivables. All Government Receivables;

(d)    Insurance Policies. All insurance policies and all prepaid expenses associated therewith;

(e)    Employee Benefit Plans. All Employee Benefit Plans;

(f)    Corporate Records. Practice’s and Holdco’s articles of incorporation, bylaws, qualifications to conduct business as a foreign corporation (if applicable), arrangements with registered agents relating to foreign qualifications (if applicable), taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, all books and records relating to such Relevant Entity’s Tax Returns or otherwise relating to Tax matters of such Relevant Entity for all periods (provided that the Purchaser shall be entitled to copies of any such information that is relevant to the ongoing Tax Returns and Tax obligations of the Business with respect to the Acquired Assets) and other documents relating to the incorporation, maintenance and existence of such Relevant Entity as a corporation or professional association;

(g)    Provider Numbers. Practice’s Medicare and Medicaid provider numbers, as applicable, and all associated National Provider Identifiers (“NPIs”) relating to each Healthcare Provider;

(h)    Other Clinical Assets. All other assets that are clinical in nature including patient medical records of the Business and all Permits and any other records, inventory or equipment existing on the Closing Date used in connection with the Business that Practice is required under applicable Law to maintain in its possession;

(i)    Agreement and Related Agreements. All rights of a Seller Party under this Agreement and the Related Agreements (other than Related Agreements that are Assumed Contracts) including the Purchase Price and Rollover Equity Units;

(j)    Other Excluded Assets. All right, title and interest of any Seller Party in and to the assets set forth on Schedule 1.2(j) (“Specifically Excluded Assets”); and

(k)    Personal Effects. All right, title and interest of any Seller Party in and to those assets that are the personal effects of Feifel and that are not material to the Business (“Feifel Personal Effects”).

1.3.    Assumption of Liabilities. Subject to the terms and conditions of this Agreement and except as contemplated by Section 1.4, at the Closing, the Purchaser shall assume and satisfy or perform when due only the Liabilities of Practice with respect to performance obligations that arise and become due and payable following the Closing under the Assumed Contracts (collectively, the “Assumed Liabilities”) but no others; provided, however, that the Purchaser is not assuming any Liabilities (a) with respect to non-performance or default under or breach of any Assumed Contract or (b) arising under or relating to any Assumed Contract for which a consent necessary to assignment has not been obtained.

1.4.    No Other Liabilities Assumed. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not assume or become responsible for any Liability of any Relevant Entity or any of its Affiliates, whether or not relating to the Business, that is not specifically set forth in Section 1.3, including but not limited to, any and all of the following (collectively, the “Excluded Liabilities”):

(a)    Agreement and Related Agreements. Any Liability of any Relevant Entity arising out of or relating to this Agreement or any Related Agreement (other than Liabilities under Related Agreements that are Assumed Contracts to the extent that such Liabilities are Assumed Liabilities) or the consummation of the transactions contemplated hereby or thereby;

(b)    Indebtedness, Indebtedness-Like Items and Transaction Expenses. Any Liability for Indebtedness, Indebtedness-Like Items or Transaction Expenses;

(c)    PPP Loans. Any Liability under (i) any and all PPP Loan(s) that may exist and (ii) any other loan from, or Liability of the Relevant Entities to the U.S. Small Business Administration (the “SBA”) or any other Person under the CARES Act, “Paycheck Protection Program” or “Economic Stabilization Fund”;

(d)    Pre-Closing Operations. Any Liability arising out of or relating to the use, operation or ownership of any of the Acquired Assets or the operation of the Business on or prior to the Closing Date;

(e)    Pre-Closing Actions. Any Liability for any Actions involving the Business to the extent arising from circumstances or events existing or occurring prior to the Closing or resulting from any Relevant Entity’s conduct of the Business on or prior to the Closing Date, including Actions alleging medical malpractice;

(f)    Regulatory Actions. Any Liability arising out of or relating to a Relevant Entity’s or a Healthcare Provider’s violation or alleged violation of Law, together with any regulatory Actions of any Governmental Authority ongoing as of, or arising prior to, the Closing;

(g)    Insurance Liabilities. Any Liability arising out of or relating to accrued insurance charges or insurance claims, retroactive insurance rate adjustments or insurance premiums payable for pre-Closing periods;

(h)    Excluded Taxes. Any Excluded Taxes; and

(i)    Excluded Assets. Any Liabilities arising out of or relating to any Excluded Asset.

1.5.    Purchase Price; Payments at Closing.

(a)    Subject to the terms and conditions of this Agreement, in reliance upon the representations and warranties of the Seller Parties, the total consideration for the purchase and sale of the Purchased Assets, the contribution of the Contributed Assets and the other covenants and agreements set forth herein shall be in an amount (the “Purchase Price”) equal to [***].

(b)    For purposes of this Agreement, the “Closing Payment” means an amount equal to (i) the Purchase Price, plus (ii) the Cash plus (iii) if the Net Working Capital is greater than the Upper Net Working Capital Target, the amount by which the Net Working Capital is greater than the Net Working Capital Target, minus (iv) if the Net Working Capital is less than the Lower Net Working Capital Target, the amount by which the Net Working Capital is less than the Net Working Capital Target, minus (v) the Indebtedness, minus (vi) the Indebtedness-Like Items, minus (vii) the Transaction Expenses.

(c)    Prior to the Closing Date (but not less than five (5) business days prior to the Closing Date unless agreed to by Purchaser), Feifel has executed and delivered to Purchaser a certificate (the “Estimate Certificate”) certifying, on behalf of the Seller Parties, and attaching documents providing reasonable support for, (i) good faith estimates of (A) the Cash (the “Estimated Cash”), (B) the Net Working Capital (the “Estimated Net Working Capital”), (C) the Indebtedness (the “Estimated Indebtedness”), (D) the Indebtedness-Like Items (the “Estimated Indebtedness-Like Items”) and (E) the Transaction Expenses (the “Estimated Transaction Expenses”) and (ii) after substituting the Estimated Cash for the Cash, the Estimated Net Working Capital for the Net Working Capital, the Estimated Indebtedness for the Indebtedness, the Estimated Indebtedness-Like Items for the Indebtedness-Like Items and the Estimated Transaction Expenses for the Transaction Expenses, a calculation of the Closing Payment (the “Estimated Closing Payment”).

(d)    At the Closing:

(i)    Purchaser shall pay or cause to be paid to Practice, by wire transfer of immediately available funds in accordance with the Flow of Funds Spreadsheet, an aggregate amount equal to (A) the Estimated Closing Payment minus (B) the Adjustment Escrow Amount minus (C) the Indemnity Escrow Amount.

(ii)    Purchaser shall deposit or cause to be deposited with Seacoast Bank, as selected by Purchaser (the “Escrow Agent”), in an interest bearing account (the “Adjustment Escrow Account”), by wire transfer of immediately available funds in accordance with the Flow of Funds Spreadsheet, an amount equal to the Adjustment Escrow Amount. The Adjustment Escrow Amount, together with all interest, dividends and other income thereon, shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

(iii)    Purchaser shall deposit or cause to be deposited with the Escrow Agent in an-interest bearing account (the “Indemnity Escrow Account”), by wire transfer of immediately available funds in accordance with the Flow of Funds Spreadsheet, an amount equal to the Indemnity Escrow Amount. The Indemnity Escrow Amount, together with all interest, dividends and other income thereon, shall be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

(iv)    Purchaser, on behalf of Practice, shall pay or cause to be paid the Estimated Indebtedness, to the extent set forth in the Payoff Letters, and the Estimated Indebtedness-Like Items, to the creditors of Practice, by wire transfer of immediately available funds in accordance with the Flow of Funds Spreadsheet.

(v)    Purchaser, on behalf of Practice, shall pay or cause to be paid the Estimated Transaction Expenses, to the extent set forth in the Transaction Expense Invoices, to the applicable third parties, by wire transfer of immediately available funds in accordance with the Flow of Funds Spreadsheet.

(vi)    Purchaser shall issue to Holdco the Rollover Equity Units, subject to Section 1.6 below.

For the avoidance of doubt, the payment amounts, specified accounts and wire instructions for all payments contemplated by this Section 1.5(c)-(d) shall be set forth in the Flow of Funds Spreadsheet.

(e)    Immediately following the Closing, Purchaser shall, and Feifel shall cause Practice to, distribute to Feifel all of the funds that Practice received pursuant to Section 1.5(d)(i).

1.6.    Rollover Equity.  In exchange for the issuance to Holdco of a total of [***] [***] Units (the “Rollover Equity Units”), based on a value per Rollover Equity Unit of [***] (“Value Per Rollover Unit”) in Purchaser, which the Parties acknowledge and agree shall be deemed to be valued at a total of [***] (the “Rollover Amount”), Holdco shall contribute, transfer, assign and deliver to Purchaser, and Purchaser shall accept, acquire and assume, all of the Contributed Assets and all of Holdco’s and Feifel’s rights, title and interest therein and thereto, free and clear of all Liens, which shall be evidenced by Holdco’s and Feifel’s execution and delivery to Purchaser at the Closing of a rollover and joinder agreement in the form attached hereto as Exhibit C (the “Rollover and Joinder Agreement”), and such other recordable instruments of assignment, transfer and conveyance as Purchaser may reasonably request.

1.7.    Tax Treatment; Allocation of Purchase Price.

(a)    For U.S. federal income and applicable state and local income Tax purposes, the Parties agree that the acquisition by Purchaser of the Acquired Assets shall be treated (i) with respect to the Purchased Assets, as a purchase and sale of an undivided proportionate interest in each of the Acquired Assets in a taxable transaction governed by Section 1001 of the Code, and (ii) with respect to the Contributed Assets, as a contribution of an undivided proportionate interest in each of the Acquired Assets in a transaction governed by Section 721 of the Code.

(b)    Within ninety (90) days of the final determination of the Cash, the Net Working Capital, the Indebtedness, the Indebtedness-Like Items and the Transaction Expenses pursuant to Section 1.9, Purchaser shall provide to Feifel a schedule allocating the Purchase Price (and any applicable Assumed Liabilities that are liabilities for Tax purposes) among the Acquired Assets in a manner consistent with the methodology set forth on Schedule 1.7(b) and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchase Price Allocation Schedule”). The Parties agree that for all Tax reporting purposes they shall report the transactions contemplated by this Agreement in accordance with the Purchase Price Allocation Schedule and the intended Tax treatment contained in Section 1.7(a) and shall not take any position during the course of any audit or other Action inconsistent with the Purchase Price Allocation Schedule or such intended Tax treatment unless required by a determination of the applicable Governmental Authority that is final. The Parties shall make appropriate adjustments to the Purchase Price Allocation Schedule to reflect adjustments to the Purchase Price.

(c)    Solely for purposes of this Section 1.7, the term “Acquired Assets” shall include any item reflected as a Current Asset in the Net Working Capital as finally determined pursuant to Section 1.9.

1.8.    Withholding. The Purchaser shall be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable to any Person pursuant to this Agreement any amount that is required to be deducted and withheld with respect to the making of such payment under any provision of applicable Law. In the event of any such deduction or withholding, such amount shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction or withholding was made.

1.9.    Purchase Price Adjustment.

(a)    As soon as reasonably practicable, but not later than ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Feifel a statement (the “Closing Date Statement”) setting forth, in reasonable detail, (i) calculations of: (A) the Cash, (B) the Net Working Capital, (C) the Indebtedness, (D) the Indebtedness-Like Items and (E) the Transaction Expenses and (ii) based on such calculations, a calculation of the Closing Payment. Following the Closing Date, upon reasonable notice and during normal business hours, Purchaser shall reasonably cooperate with Feifel and his advisors by promptly making available to Feifel and his advisors copies of the relevant portions of books, records, financial information, work papers, and supporting data as reasonably requested, in connection with Feifel’s review of the Closing Date Statement and its components.

(b)    Within thirty (30) days after Feifel’s receipt of the Closing Date Statement (the “Objection Period”), Feifel shall either notify Purchaser in writing that the Closing Date Statement is acceptable or object thereto in writing (the “Objection Notice”), setting forth a description of each disputed item in reasonable detail. If Feifel delivers a timely Objection Notice and Purchaser and Feifel do not resolve such objections on a mutually agreeable basis within thirty (30) days after Purchaser’s receipt of the Objection Notice, the remaining disputed items shall be resolved within an additional thirty (30) days by an independent and neutral mutually agreed nationally recognized firm of independent certified public accountants jointly selected by Practice and Purchaser (the “Referral Firm”). The calculations of the Cash, the Net Working Capital, the Indebtedness, the Indebtedness-Like Items and the Transaction Expenses (i) agreed to by the Parties, (ii) as determined by the Referral Firm or (iii) if Feifel fails to deliver a timely Objection Notice within the Objection Period, as set forth in the Closing Date Statement, in each case, pursuant to this Section 1.9, shall be final, conclusive and binding on the Parties for purposes of this Section 1.9.

(c)    In resolving any disputed item, the Referral Firm (i) shall be bound by the provisions of this Section 1.9, (ii) may not assign a value to any disputed item greater than the highest value claimed for such disputed item or less than the lowest value claimed for such disputed item by either Purchaser in the Closing Date Statement or Feifel in the Objection Notice, (iii) shall limit its decision to such disputed items and (iv) shall make its determination based solely on presentations by Purchaser and Feifel which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review). The fees, costs and expenses of the Referral Firm shall be paid by the Practice (and/or Feifel, on behalf of Practice) and Purchaser in inverse percentage that the Referral Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Referral Firm. For example, should the items in dispute total in amount to $1,000 and the Referral Firm awards $600 in favor of a Seller Party’s position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of such costs would be borne by the Seller (and or Feifel on behalf of Seller Parties).

(d)    No later than five (5) Business Days after the date on which the Cash, the Net Working Capital, the Indebtedness, the Indebtedness-Like Items and the Transaction Expenses are finally determined pursuant to this Section 1.9:

(i)    if the Closing Payment (as calculated, for the avoidance of doubt, using the Cash, the Net Working Capital, the Indebtedness, the Indebtedness-Like Items and the Transaction Expenses, in each case, as finally determined pursuant to this Section 1.9) is greater than or equal to the Estimated Closing Payment, (A) Purchaser shall pay or cause to be paid to Practice, by wire transfer of immediately available funds in accordance with a certificate executed by Feifel (on behalf of Practice) and delivered to Purchaser, certifying, on behalf of the Purchaser, the wire instructions for the account to which such payment should be made, an aggregate amount, if any, equal to the difference of the Closing Payment and the Estimated Closing Payment, (B) Purchaser and Feifel (on behalf of Practice) shall submit a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to disburse all funds available in the Adjustment Escrow Account to Feifel for the benefit of Practice and (C) Practice shall, and Feifel shall cause Practice to, distribute to Feifel all of the funds that Practice received pursuant to the foregoing clauses (A) and (B);

(ii)    if the Closing Payment (as calculated, for the avoidance of doubt, using the Cash, the Net Working Capital, the Indebtedness, the Indebtedness-Like Items and the Transaction Expenses, in each case, as finally determined pursuant to this Section 1.9) is less than the Estimated Closing Payment and the difference of the Estimated Closing Payment and the Closing Payment (the “Overpayment Amount”) is less than or equal to the amount of the funds available in the Adjustment Escrow Account, (A) Purchaser and Feifel shall submit a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to disburse the Overpayment Amount from the Adjustment Escrow Account to Purchaser, (B) Purchaser and Feifel shall submit a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to disburse the amount, if any, remaining in the Adjustment Escrow Account (after giving effect to the disbursement contemplated by the foregoing clause (A) to Feifel for the benefit of Practice and (C) Practice shall, and Feifel shall cause Practice to, distribute to Feifel all of the funds that Seller received pursuant to the foregoing clause (B); and

(iii)    if the Closing Payment (as calculated, for the avoidance of doubt, using the Cash, the Net Working Capital, the Indebtedness, the Indebtedness-Like Items and the Transaction Expenses, in each case, as finally determined pursuant to this Section 1.9) is less than the Estimated Closing Payment and the Overpayment Amount is greater than the amount of the funds available in the Adjustment Escrow Account, (A) Purchaser and Feifel (or Feifel shall cause Practice) shall submit a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to disburse all funds available in the Adjustment Escrow Account to Purchaser and (B) Feifel (or Feifel shall cause Practice) shall pay to Purchaser, by wire transfer of immediately available funds in accordance with a certificate executed by Purchaser and delivered to Feifel, certifying the wire instructions for the account to which such payment should be made, an amount equal to the difference of the Overpayment Amount and the amount of funds available in the Adjustment Escrow Account (prior to giving effect to the disbursement contemplated by the foregoing clause (A)) (the “Shortfall Amount”). Notwithstanding the foregoing, in the event that Feifel (or Practice) does not make the payment described in the foregoing clause (B), Purchaser may elect, in its sole discretion, to recover the amount of such payment (x) from the funds available in the Indemnity Escrow Account, in which case Purchaser and Feifel (or Feifel shall cause Practice) shall submit a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to disburse to Purchaser an amount equal to the Shortfall Amount from the Indemnity Escrow Account, (y) from Feifel pursuant to Article VI or (z) any combination of the means described in the foregoing clauses (x) and (y).

1.10.    Government Receivables. Each Party hereby acknowledges and agrees that the Purchaser is not purchasing or acquiring from the Practice, and that the Acquired Assets do not include, any accounts receivable of Practice arising from the rendering of services or the provision of medical care, drugs or supplies to patients of Practice by Practice, any employee of Practice or Feifel relating to (a) any Government Program or (b) any third-party patient claim of Practice that is due to Practice from any beneficiary of a Government Program or any Government Program directly (collectively, the “Government Receivables”); provided, however, that the Purchaser is purchasing and acquiring the Acquired Assets, and the Acquired Assets include all amounts deposited in any account of Practice in respect of the Government Receivables.

ARTICLE II
CLOSING; CONDITIONS TO CLOSING

2.1.    The Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing (the “Closing”) of the sale and contribution of the Acquired Assets contemplated hereby shall take place by electronic exchange of documents and wire transfer of funds (or via such other means as the Parties may agree) not later than the second (2nd) Business Day after the Conditions Precedent to Closing set forth in Section 2.4(a) and Section 2.4(b) have been satisfied or waived by the Party entitled to the benefit thereof, or such other time as is mutually agreed by Purchaser and Feifel. The day of the Closing is referred to herein as the “Closing Date”. All financial and accounting calculations that occur at the Closing (including the calculation of the Estimated Closing Payment), shall be deemed to occur and be effective at 11:59 p.m. Pacific Time on the Closing Date (“Effective Time”).

2.2.    Deliveries by the Seller Parties. At the Closing, the Seller Parties shall deliver or cause to be delivered to the Purchaser the following documents, each in form and substance acceptable to the Purchaser:

(a)    a professional services agreement by and between Practice and Feifel, duly executed by Practice and Feifel;

(b)    an escrow agreement by and among Purchaser, Seller Parties (as applicable) and the applicable Escrow Agent for each of the Indemnity Escrow Account and the Adjustment Escrow Account (together the “Escrow Agreements”), duly executed by Feifel;

(c)    a bill of sale, assignment and assumption agreement by and among the Purchaser and Seller Parties, as applicable (the “Bill of Sale”), duly executed by Seller Parties, as applicable;

(d)    an intellectual property rights assignment by and among the Purchaser and Seller Parties, as applicable (the “Intellectual Property Assignment”), duly executed by Seller Parties;

(e)    an assignment, assumption and amendment of lease by and among Practice, Purchaser and each landlord set forth on Schedule 2.2(e) (collectively, the “Lease Assignments”), duly executed by Practice and such landlords;

(f)    the Practice Management Documents, duly executed by Practice, and Seller Parties, as applicable;

(g)    an amendment to the bylaws of Practice;

(h)    Rollover and Joinder Agreement, duly executed by Feifel, Holdco and Purchaser;

(i)    Joinder to the LLC Agreement, duly executed by the appropriate Seller Party(ies);

(j)    the Estimate Certificate, duly executed by Feifel;

(k)    a payoff letter issued by each holder of any Indebtedness for borrowed money, the deferred purchase price of property or services or any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP or that is secured by all or any portion of the assets of the Practice setting forth (i) the amount required to repay in full all such Indebtedness owed to such holder on the Closing Date, (ii) the wire transfer instructions for the repayment of such Indebtedness to such holder and (iii) if applicable, a release of, or commitment to release, all Liens granted by the Practice to such holder or otherwise arising with respect to such Indebtedness effective upon the repayment of such Indebtedness (collectively, the “Payoff Letters”);

(l)    an invoice issued by each legal counsel, investment banker, broker and or agent of the Relevant Entities entitled to fees or expenses constituting Transaction Expenses setting forth the full amount of the Transaction Expenses owed to such Person (collectively, the “Transaction Expense Invoices”);

(m)    a duly completed and executed Form W-9 from Holdco and Feifel;

(n)    a certificate of an officer of each Relevant Entity certifying (i) the resolutions of the board of directors of such Relevant Entity and of Feifel approving this Agreement, the Related Agreements to which such Relevant Entity is a party and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of such Relevant Entity) and (ii) the articles of incorporation, bylaws, and other organizational documents of such Relevant Entity, in each case, as amended, restated or otherwise modified in form and substance reasonably acceptable to Purchaser, duly executed by such officer of the Relevant Entity;

(o)    a certificate of good standing for each Relevant Entity as of a recent date from the Secretary of State of the State of California;

(p)    evidence that all consents, authorizations and notices set forth on Schedule 2.2(p) have been obtained or made;

(q)    evidence of the termination of all Contracts as mutually agreed to by Purchaser, Practice and Feifel, including but not limited to, the Contracts set forth on Schedule 2.2(q);

(r)    claims histories and loss-run reports of the insurance policies of Practice;

(s)    evidence satisfactory to Purchaser that the Seller Parties have completed the Pre-Closing Reorganization in accordance with and pursuant to the steps set forth on Exhibit A, including without limitation, a copy (as timely filed with the Internal Revenue Service) of IRS Form 8869 (Qualified Subchapter S Subsidiary Election) evidencing Holdco’s election to have Practice be classified as a “qualified subchapter S subsidiary” as defined under Section 1361(b)(3)(B) of the Code, and a duly executed copy of the Contribution and Exchange Agreement (as defined in Exhibit A);

(t)    an employment agreement by and between Purchaser and Feifel with regards to the position of Chief Medical Innovation Officer, duly executed by Purchaser and Feifel (“CMIO Employment Agreement”); and

(u)    amendments to the employment agreement or independent contractor agreements, as applicable, for each Healthcare Provider, as elected by Purchaser as requiring an amendment, as determined by Purchaser for each Healthcare Provider set forth on Schedule 3.12(e) (each an “Amendment”), duly executed by each individual as set forth on Schedule 3.12(e), Practice and Feifel;

(v)    employee proprietary information and invention assignment agreement, duly executed by each Healthcare Provider set forth on Schedule 3.12(e) and Practice;

(w)    independent contractor proprietary information and invention assignment agreement, duly executed by each Healthcare Provider set forth on Schedule 3.12(e) and Practice; and

(x)    all other documents reasonably required by the Purchaser to effect the transactions contemplated by this Agreement.

2.3.    Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to Seller Parties the following documents:

(a)    the Escrow Agreements, duly executed by Purchaser and the respective Escrow Agent;

(b)    the Bill of Sale, duly executed by Purchaser;

(c)    the Intellectual Property Assignment, duly executed by Purchaser;

(d)    the Lease Assignments, duly executed by Purchaser;

(e)    the Rollover and Joinder Agreement, duly executed by Purchaser;

(f)    the CMIO Employment Agreement, duly executed by Purchaser; and

(g)    each Amendment for each Healthcare Provider, duly executed by each individual as set forth on Schedule 3.12(e), Practice and Feifel.

(h)    the Practice Management Documents, duly executed by Purchaser.

2.4.    Conditions Precedent To Closing. The obligations of Purchaser and the Seller Parties to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction of the following conditions precedent, prior to, or as of, the Closing (collectively, the “Conditions Precedent to Closing”):

(a)    Conditions Precedent to Purchaser’s Obligation. The obligation of Purchaser to consummate the transactions contemplated hereby at the Closing is expressly subject to the satisfaction of each and all of the following conditions, which may be waived in whole or in part by Purchaser:

(i)    Each and every representation and warranty of the Seller Parties contained in this Agreement shall have been true and correct in all material respects on the Effective Date and shall be true and correct in all material respects on the Closing Date (other than representations that are expressly made as of a specific date, which shall be true and correct in all material respects as of such specific date);

(ii)    The Seller Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement, including the covenants set forth at Section 2.5, to be performed by each Seller Party, including without limitation, delivery of those items set forth in Section 2.2;

(iii)    There shall have occurred no Material Adverse Effect, or any change to the shares of the capital stock of Practice or Holdco held by Feifel from the Effective Date through the Closing;

(iv)    No judgment, order, decree, stipulation or injunction by any Governmental Authority shall be in effect which prevents consummation of any of the transactions contemplated hereby, all Permits required in connection with the transactions contemplated hereby shall have been obtained, and no Action shall have been instituted before any Governmental Authority to restrain, prohibit or rescind, or to obtain damages in respect of this Agreement or the transactions contemplated hereby;

(v)    The disclosure schedules and other schedules referenced herein this Agreement shall be completed within fifteen (15) calendar days prior to the Closing Date and accurate as of the Closing Date (or other timeframe as agreed to by Purchaser). The Parties agree and acknowledge that the Seller Parties shall update the disclosure schedules and other schedules referenced herein during the Interim Period upon consultation with, coordination with, and approval by Purchaser, subject to the terms of Section 2.5;

(vi)    Holdco and Practice each has good and marketable title to or a valid leasehold interest in all of the Acquired Assets, free and clear of all Liens, and no Person other than the Seller Parties and Purchaser shall have any interest whatsoever in any of the Acquired Assets, all of which shall be free and clear of any Liens of any kind;

(vii)    Purchaser shall have received evidence, to Purchaser’s satisfaction, that the Pre-Closing Reorganization has been consummated in accordance with Exhibit A; and

(viii)    The Practice shall have obtained (or caused to be obtained) and delivered to Purchaser copies of all third-party consents and approvals and notices set forth on Schedule 2.2(p), unless otherwise waived by Purchaser, in each case on terms and conditions satisfactory to Purchaser.

(b)    Conditions Precedent to the Seller Parties’ Obligations. The obligation of the Seller Parties to consummate the transactions contemplated hereby at the Closing is expressly subject to the satisfaction, at, or prior to, the Closing, of each and all of the following conditions, which may be waived in whole or in part by Feifel:

(i)    Each and every representation and warranty of Purchaser contained in this Agreement shall have been true and correct in all material respects on the Effective Date and shall be true and correct in all material respects on the Closing Date (other than representations that are expressly made as of a specific date, which shall be true and correct in all material respects as of such specific date;

(ii)    Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Purchaser, including without limitation, delivery of those items set forth in Section 2.3; and

(iii)    No judgment, order, decree, stipulation or injunction by any Governmental Authority shall be in effect which prevents consummation of any of the transactions contemplated hereby, all Permits required in connection with the transactions contemplated hereby shall have been obtained, and no Action shall have been instituted before any Governmental Authority to restrain, prohibit or rescind, or to obtain damages in respect of this Agreement or the transactions contemplated hereby.

2.5.    Certain Covenants Prior to the Closing. The Purchaser and each of the Seller Parties agrees as follows with respect to the period between Effective Date and through the Closing Date (the “Interim Period”):

(a)    Each of the Parties shall use reasonable commercial efforts to continue and cooperate during the Interim Period, in the performance of due diligence during the Interim Period (“Due Diligence”), and shall use reasonable commercial efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including but not limited to, satisfaction of the Conditions Precedent to Closing set forth in Section 2.4(a)-(b) and the mutual cooperation and coordination in determining which Contracts shall be evidenced as contemplated by Section 2.2(q). At the Closing, each Party shall execute and deliver the agreements and instruments contemplated hereby to be executed and delivered by such Party at the Closing.

(b)    Pending the Closing, the Seller Parties shall use commercially reasonable efforts to continue to operate the Practice in the usual and ordinary course of business consistent with past practice and shall (and Feifel shall cause Practice) use commercially reasonable efforts to preserve the goodwill and organization of the Business and the relationships with its licensees, licensors, patients, suppliers, employees, independent contractors, vendors and service providers and other Persons having business relations with the Practice, and shall refrain from making any material changes to the manner in which the Practice is operated, unless Purchaser shall have consented in writing to such material changes, including but not limited to, selling, assigning, redeeming, exchanging, pledging or otherwise transferring or permitting the imposition of any Lien upon any Acquired Assets or incur indebtedness or make any change in or adjustment to the compensation or benefits payable to any of its employees or contractors, except as otherwise agreed to in advance in writing by Purchaser during the Interim Period.

(c)    Practice and Feifel shall each afford, and cause its officers, directors, managers, employees, attorneys, accountants and other agents to afford (in each case to the extent within the control of the Practice or Feifel), to Purchaser and its accounting, legal and other representatives reasonable access at reasonable times and during normal business hours to the facilities, operations, investors, clients, employees, independent contractors, vendors and service providers and other Persons having business relations with the Practice and to business, financial, legal, tax, compensation and other data and information concerning the affairs and operations of the Practice, including the provision of monthly financial reports supporting the operation of the Practice to Purchaser by the fifteenth of each month during the Interim Period (unless such other timeframe is agreed to by Practice and Purchaser in writing); provided that the Purchaser shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Practice and with a representative of Practice present, as may be instructed by Practice or Feifel.

(d)    Practice and Feifel shall give prompt written notice to Purchaser of (i) any breach of any of its or Feifel’s representations or warranties contained in Article III as applicable, (ii) any breach of any covenant hereunder by a Seller Party (in the case of clause (i) or (ii) such that the condition set forth in Section 2.4(a)(i) would not be satisfied), (iii) any filings, written notices, written requests or other material communications from any Governmental Authority concerning the transactions contemplated by this Agreement, (iv) the occurrence after the Effective Date of any fact or condition that would, or would be likely to, cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s or Feifel’s discovery of, such fact or condition. If any such fact or condition requires any change to the schedules to this Agreement prepared by the Seller, the Seller shall promptly deliver to Purchaser a supplement to such schedules specifying such change. Any such disclosure made pursuant to this Section 2.5(d) shall not prevent or be deemed to cure any breach of any representation or warranty or covenant made in this Agreement. In addition, between the Effective Date and the Closing, Practice and Feifel, as the case may be, shall promptly notify Purchaser of the occurrence of any breach of any covenant by such party in this Section 2.5 or of the occurrence of any event that may make the satisfaction of any conditions in Section 2.4 impossible or unlikely.

(e)    Upon execution of this Agreement and during the Interim Period, Practice and Feifel shall observe the terms of the exclusivity provision set forth in the Letter of Intent, dated September 27, 2024, executed by and between Purchaser and Practice through the Closing Date.

(f)    As soon as practicable after the execution of this Agreement but no later than the two (2) days before the Closing Date, Feifel shall deliver to Purchaser evidence substantiating the transfer of all Intellectual Property listed on Schedule 1.1(h) of the Disclosure Schedules (that is in Feifel’s personal name) from Feifel’s personal name to Practice, as required by Purchaser and without further consideration, and Feifel shall execute and deliver such other instruments of conveyance and transfer, consents, bills of sale, assignments and assurances as reasonably necessary to effectively consummate, confirm or evidence such transfer, conveyance and delivery to Practice of the Intellectual Property as contemplated under this Section so that as of the Closing Date, all Intellectual Property shall be effectively assigned, transferred and conveyed to Practice pursuant to the terms of the Intellectual Property Assignment.

(g)    During the Interim Period, the Seller Parties shall cause the Practice to maintain in force all insurance policies maintained as of the Effective Date, including but not limited to professional liability insurance policies for each Healthcare Provider, and to not make any material modification to the coverage provided by such policies without Purchaser’s prior written consent.

(h)    During the Interim Period, Practice and Feifel shall, unless waived by Purchaser: (i) maintain all of the assets in good and proper operating condition and repair, ordinary wear and tear excepted; (ii) file when due all Tax returns and other reports that Practice is required to file, pay when due all Taxes and establish adequate reserves for the payment of all such items, and provide to Purchaser, upon request, satisfactory evidence of its timely compliance with the foregoing; (iii) comply with the terms and provisions of each Law applicable to Practice; (iv) obtain and maintain in good standing (without restriction, suspension, etc.) all permits, licenses, registrations, accreditations and other approvals necessary to operate the Practice and own its assets; and (v) promptly provide to Purchaser notice of any Material Adverse Effect of the Practice.

(i)    During the Interim Period, Feifel (on behalf of each Seller Party) will promptly disclose in writing to Purchaser any matter hereafter arising that (a) if existing, occurring or known at the Effective Date would have been required to be disclosed to Purchaser or which would render inaccurate any of the representations, warranties or statements set forth in Article III hereof or (b) constitutes a failure of the Seller Parties to comply with or satisfy any covenant or agreement to be complied with or satisfied by them under this Agreement or (c) any other material development affecting the ability of a Seller Party to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, no notice under this Section 2.5 will be deemed to have modified any representation and/or warranty or cured any breach of covenant for purposes of determining (i) the satisfaction of the conditions set forth in this Article II (Closing; Conditions to Closing), (ii) a Party’s right to indemnification pursuant to Article VI, except, in each case, to the extent such disclosure (x) describes additional Contracts, agreements or arrangements that have been entered into, actions taken or the occurrence of any event in the ordinary course of the Practice’s Business or is otherwise in compliance with the Seller Parties’ obligations under this Agreement or (y) such Contracts, agreements, arrangements, actions or events do not, individually or in the aggregate, constitute a Material Adverse Effect or (z) are Contracts that have been otherwise agreed to by Purchaser to be an Assumed Contract.

(j)    During the Interim Period, neither Seller nor any of its shareholders (including Feifel), directors, officers, employees, contractors, affiliates, agents or representatives shall, without the prior written consent of Purchaser:

 (i)    create any Lien or other restriction in or on any of the assets or equity of Practice other than Liens in place as of the Effective Date in connection with purchase money interests or equipment leases in the Ordinary Course of Business, which have been disclosed to Purchaser in writing;

 (ii)    take or omit to take any action that, if taken or omitted between January 1, 2025 and the date hereof, would require disclosure hereunder or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Practice in this Agreement;

 (iii)    disclose any Confidential Information (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business consistent with past practice with reasonable protections of, and preserving all rights of the Seller and Feifel in, such Confidential Information) or disclose or escrow any source code;

 (iv)    Hire any new employees or contractors to perform services on behalf of the Practice, except as otherwise agreed to in advance in writing by Purchaser, or make any change in or adjustment to the compensation or benefits payable to any of its existing Healthcare Providers as of the Effective Date, except as otherwise agreed to in advance in writing by Purchaser;

 (v)    make any distributions to Feifel on account of his equity interests in the Practice or Holdco (unless otherwise agreed to by Purchaser); or

(vi)    directly or indirectly solicit, initiate or have any discussions, communications or negotiations with any third parties (other than Purchaser and its advisors, or any third party whose participation is required or advisable in connection with the consummation of the transactions contemplated herein with Purchaser, including financial advisors or lenders to Practice, or other parties from whom consents required for the Closing must be obtained), with respect to: (A) any sale, transfer or issuance of shares in the Practice (or Holdco) or other shares or incentive based stock in the Practice, any options, warrants or other contractual rights to acquire equity securities in the Practice (or Holdco), or the issuance of debt or other securities by Practice; (B) a merger, consolidation, share exchange, business combination or other similar transaction involving Practice, any securities thereof, or any of Practice’s direct or indirect subsidiaries; (C) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of one percent (1%) or more of the assets of the Practice or any of its direct or indirect subsidiaries in a single transaction or a series of related transactions; (D) the management of the Practice or the provision of administrative, consulting or similar services to the Practice; (E) any transaction similar to the transactions contemplated by this Agreement; (F) any agreement to, or public announcement by Practice or Feifel of a proposal, plan or intention to, do any of the foregoing or any agreement, arrangement or understanding (written, oral or otherwise) requiring the Practice or Feifel to abandon or terminate negotiations with Purchaser; or (G) any other transaction which would preclude the accomplishment of the transactions contemplated by this Agreement, or consider any inquiries, proposals or requests for information concerning any of the foregoing, without first obtaining Purchaser’s prior written consent, which may be withheld in Purchaser’s sole discretion. Notwithstanding the generality of the foregoing, nothing herein shall prohibit the Practice or Feifel from discussing the transactions contemplated by this Agreement with its attorneys, accountants and financial consultants as may be required in order to consummate the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties represent and warrant to the Purchaser, as of the Effective Date and as of the Closing Date, as follows:

3.1.    Organization and Power. Practice is a professional medical corporation duly organized, validly existing and in good standing under the Laws of the State of California. Holdco is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Each Relevant Entity is duly qualified to do business as a corporation and is in good standing in all jurisdictions where the failure to so qualify or be in good standing would result in a Material Adverse Effect. Each Seller Party has full power, authority and capacity to execute, deliver and perform this Agreement and each Related Agreement to which such Seller Party is a party and to consummate the transactions contemplated hereby and thereby. The Practice has full power and authority to carry on the Business. Holdco has not conducted any activities or operations prior to the completion of the Contribution and the QSub Election and has not taken any other action that would jeopardize the treatment of the Pre-Closing Reorganization as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

3.2.    Due Authorization and Ownership.

(a)    Each Seller Party has duly authorized, executed and delivered this Agreement and each Related Agreement to which such Seller Party is a party, and this Agreement and such Related Agreements constitute valid and legally binding agreements of such Seller Party, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at Law).

(b)    Feifel owns (i) [***] of the issued and outstanding shares of the capital stock of Holdco and (ii) all of the shares of the capital stock of Practice, in each case, as set forth on Schedule 3.2(b), free and clear of all Liens. Except as contemplated by the Pre-Closing Reorganization, no Relevant Entity owns, nor has any Relevant Entity ever owned, any equity interest in any Person. There are no options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any Relevant Entity or Feifel to transfer or sell any equity interests, shares, of or other interests in any Relevant Entity, except as set forth in the Rollover and Joinder Agreement and LLC Agreement.

3.3.    No Violation; Consents.

(a)    Except as set forth on Schedule 3.3(a), the execution, delivery and performance by each Seller Party of this Agreement and the Related Agreements to which such Seller Party is a party do not and will not: (i) violate any Order applicable to such Seller Party, any of the Acquired Assets or the Business; (ii) violate any Law; (iii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of or result in the creation of any Lien upon any of the Acquired Assets under any Contract to which such Seller Party is a party or by which such Seller Party or any of the Acquired Assets is bound; (iv) permit the acceleration of the maturity of any indebtedness of such Seller Party or indebtedness secured by the Acquired Assets; or (v) violate or conflict with any provision of the articles of incorporation, bylaws or other organizational document of any Relevant Entity.

(b)    Except as set forth on Schedule 3.3(b), no consents or approvals of, or filings or registrations by any Seller Party with, any Governmental Authority or any other Person not a Party are necessary in connection with the execution, delivery and performance of this Agreement and the Related Agreements to which such Seller Party is a party by such Seller Party and the consummation by such Seller Party of the transactions contemplated hereby and thereby.

(c)    No Relevant Entity has breached any provision of, nor is any Relevant Entity in default under the terms of, any Contract to which such Relevant Entity is a party or under which such Relevant Entity has any rights or by which such Relevant Entity is bound or which relates to the Business or the Acquired Assets or the Assumed Liabilities, and, to Seller’s Knowledge, no other party to any such Contract has breached such Contract or is in default thereunder in any respect.

3.4.    Material Contracts.

(a)    Schedule 3.4(a) contains a true, correct and complete list (including the title, date and names of the parties) of all Contracts to which Practice is a party or pursuant to which any of the Acquired Assets or Practice may be bound or pursuant to which any other Person may be party to or be bound to the extent relating to the Business (the “Material Contracts”) organized on Schedule 3.4(a) as follows:

(i)    any Contract with any referral source;

(ii)    any employment agreement with any current or former employee of, or individual service provider to, the Practice that provides for expected annual compensation in excess of Fifty Thousand Dollars ($50,000) per annum or the payment of any cash or other compensation or benefits in connection with the transactions contemplated hereby (alone or in combination with any other event), in each case, other than any Employee Benefit Plan;

(iii)    any collective bargaining agreement;

(iv)    any contractual non-competition or non-solicitation restrictions that restricts the conduct of the business of Practice or limits the freedom of Practice to provide any service (including in connection with any exclusivity or territorial restrictions) to engage in any line of business or to compete with any Person in any geographic area or to hire, solicit or retain any Person;

(v)    any Contract prohibiting the Practice from using, transferring, distributing or enforcing any Intellectual Property Assets (including exclusive license grants thereof to third parties) in any territory;

(vi)    any lease or similar agreement under which (A) Practice is lessee of, or holds or uses, any equipment, vehicle or other tangible personal property owned by a third party or (B) Practice is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by Practice;

(vii)    any Contract relating to or consisting of a joint venture, alliance or similar agreement;

(viii)    any Contract under which Practice is, or may become, obligated to pay any amount in respect of indemnification obligations, deferred purchase price, purchase price adjustment or otherwise in connection with any acquisition or disposition of assets or securities or merger, consolidation or other business combination;

(ix)    any Contract under which Practice is, or may become, obligated to incur any severance pay, retention or sale bonus or other compensation which, in any case, would become payable, directly or indirectly and whether or not in connection with the occurrence of another event or by reason of this Agreement;

(x)    any indemnification or other similar Contract pursuant to which Practice is obligated to indemnify or advance expenses on behalf of any current or former director, manager, officer, employee or agent of Practice in connection with any Loss based on the fact that such Person is or was a director, manager, officer, employee or agent of any Relevant Entity;

(xi)    any Contract between Practice, on the one hand, and any current or former equityholder of any Relevant Entity, on the other hand;

(xii)    any Contract between Practice, on the one hand, and a Governmental Authority, on the other hand;

(xiii)    any Contract with a Payor or a Third Party Payor Program;

(xiv)    any Contract that provides for expected annual revenue to Practice in excess of Twenty-Five Thousand Dollars ($25,000) or the annual payment by Practice of any cash or other compensation or benefits in excess of Twenty Five Thousand Dollars ($25,000);

(xv)    any consulting agreement with any current or former contractor of Practice that provides for expected annual compensation in excess of Twenty-Five Thousand Dollars ($25,000) per annum; or

(xvi)    any other Contract not included in the foregoing clauses (i) through (xv) to which Practice is a party or by or to which Practice’s assets are bound or subject.

(b)    The Seller Parties have made available to Purchaser true, correct and complete copies of each of the foregoing Material Contracts, including all amendments, supplements and modifications to each such Material Contract. Except as set forth on Schedule 3.4(b): (i) each Material Contract is in full force and effect and is a valid, legal and binding agreement of, and enforceable against, the Practice and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms, in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity; (ii) each Material Contract that is an Assumed Contract may be assigned to the Purchaser without the consent of or notice to any third party; (iii) no Material Contract contains any termination right upon a change in control or sale of all or substantially all of the Practice’s assets; and (iv) each Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

3.5.    Financial Statements; Certain Obligations.

(a)    Attached hereto as Schedule 3.5(a) are true, correct and complete copies of the following financial statements:

(i)    the unaudited balance sheets of Practice as of the end of each calendar month during the period beginning January 1, 2025, and ended on the date that is ten (10) Business Days in advance of the Closing Date, and the related unaudited statements of income for such calendar months, and the financial statement for the first quarter of 2025 ending March 31, 2025 (the “Interim Financials”); and

(ii)    the unaudited balance sheets of Practice as of the end of each calendar month during the period beginning January 1, 2023 and ended December 31, 2024 and the related unaudited statements of income for such calendar months (together with the Interim Financials, the “Financial Statements”).

The Financial Statements fairly present in all material respects the financial position and assets and liabilities of the Practice and the results of the Practice’s operations for the periods covered thereby, are consistent with the books and records of the Practice and have been prepared in accordance with the cash basis method of accounting. The Financial Statements are in accordance with the books and records of the Practice, do not reflect any transactions which are not bona fide transactions and do not contain any information that is false or misleading in any material respect or omit any information necessary to make the information contained therein, in light of the circumstances in which such information is presented, not misleading in any material respect.

(b)    Schedule 3.5(b) sets forth a list of the Indebtedness. The Seller Parties have made available to Purchaser true, correct and complete copies of all notes, loan agreements or other documentation evidencing such Indebtedness.

(c)    All Accounts Receivable have arisen out of bona fide transactions in the Ordinary Course of Business and are carried on the Practice’s books and records at values determined in accordance with the Accounting Principles. Each Account Receivable constitutes a valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor thereof or thereunder. No request or agreement for deduction or discount has been made with respect to any of the Accounts Receivable, and all of such Accounts Receivable are fully collectible in the Ordinary Course of Business.

3.6.    Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.6, the Practice has no Liabilities other than (a) Liabilities set forth in the Financial Statements and (b) Liabilities which have arisen after January 1, 2025 in the Ordinary Course of Business (none of which is a Liability relating to a breach of contract, breach of warranty, tort, infringement, violation of Law or Action).

3.7.    Absence of Certain Developments. Except as set forth on Schedule 3.7, since January 1, 2025, there has occurred no Material Adverse Effect and no fact or condition exists or is contemplated or, to Seller’s Knowledge, threatened which would reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.7, pursuant to the Pre-Closing Reorganization or contemplated by this Agreement, since January 1, 2025, the Practice has conducted the Business only in the Ordinary Course of Business and, without limiting the generality of the foregoing, the Practice has not:

(a)    mortgaged or pledged any properties or assets or subjected any property or asset to any Lien, except statutory Liens for current Taxes not yet due and payable;

(b)    sold, assigned, transferred or licensed any tangible or intangible assets (including any Intellectual Property) or canceled any debts or claims except in the Ordinary Course of Business;

(c)    made any commitment for capital expenditures that would be binding on Purchaser or the Practice after the Closing;

(d)    adopted, entered into, or amended, modified or terminated any collective bargaining agreement, employment agreement, independent contractor agreement, or Employee Benefit Plan, granted any increase in compensation or made any other change in employment terms, compensation or benefit terms, for any of its current or former directors, officers or employees except in the Ordinary Course of Business and consistent with past practice or made any change in operations affecting employees or independent contractors;

(e)    entered into or amended any consulting, bonus, severance, retention, change in control, retirement or similar agreement;

(f)    taken any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits or granted or announced any equity-based incentive awards;

(g)    suffered any theft, damage, destruction or casualty loss, whether or not covered by insurance;

(h)    made any changes in its accounting systems, policies or practices;

(i)    made any changes in its IT or human resources systems or processes;

(j)    made any changes in its organizational documents;

(k)    made any distributions or dividends to any equityholder;

(l)    paid any amount, performed any obligation or agreed to pay any amount or perform any obligation in settlement or compromise of any Action against a Relevant Entity or any of its directors, managers, officers, employees or agents;

(m)    (i) incurred any Taxes with respect to events or transactions outside of the Ordinary Course of Business, (ii) entered into any agreement with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) with respect to any Tax matter, (iii) made, changed or revoked any Tax election, (iv) settled any Tax claim, (v) surrendered the right to any Tax refund, (vi) changed any accounting period for Tax purposes, (vii) changed any method of accounting for Tax purposes, or (viii) amended any Tax Return;

(n)    suffered any business disruption or material Liability as a result of COVID-19 or COVID-19 Control Measures; or

(o)    committed to do, or become aware of any fact, event, circumstance or condition that would be reasonably expected to result in, any of the foregoing.

3.8.    Tangible Assets.

(a)    Except as set forth on Schedule 3.8(a), Holdco and Practice each have good and marketable title to or a valid leasehold interest in all of the Acquired Assets, free and clear of all Liens.

(b)    All of the tangible personal property included among the Acquired Assets and the Leased Assets has been adequately maintained in a manner consistent with normal industry practices, and all such property is fully operational and in good condition in all material respects (with the exception of normal wear and tear).

3.9.    Real Property.

(a)    The Practice does not own and has never owned any real property. Schedule 3.9(a) sets forth the address of each parcel of real property leased by the Practice (collectively, the “Real Property”), including any real property leased from an Affiliate of a Relevant Entity, and a true, correct and complete list of all leases with respect to such Real Property (including the title, date and names of the parties to each such lease) (collectively, the “Real Property Leases”). The Seller Parties have made available to Purchaser a true, correct and complete copy of each Real Property Lease. Except as set forth in Schedule 3.9(a), to Seller’s Knowledge, with respect to each of the Real Property Leases and the Practice:

(i)    such Real Property Lease is in full force and effect, is legal, valid, binding and enforceable and constitutes the entire agreement to which the Practice is a party with respect to the subject Real Property;

(ii)    the Practice’s possession and quiet enjoyment of the Real Property under such Real Property Lease has not been disturbed, and there are no disputes with respect to such Real Property Lease;

(iii)    neither the Practice nor any other party thereto, is in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Real Property Lease;

(iv)    no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full;

(v)    the Practice has not assigned, subleased, licensed or otherwise granted any Person the right to use or occupy such Real Property or any portion thereof;

(vi)    the Closing will not affect the enforceability against any Person of such Real Property Lease or the rights of the Practice to the continued use and possession of the Real Property for the conduct of the Business; and

(vii)    there are no disputes, oral agreements or forbearance programs in effect with respect to such Real Property Lease.

(b)    The Real Property identified on Schedule 3.9(a) comprises all of the real property used or intended to be used in the Business, and the Practice is not a party to any agreement or option to purchase, sell or lease any real property or interest therein.

(c)    The Practice has valid and assignable leasehold interests in the Real Property, free and clear of all Liens. To Seller’s Knowledge, there is no unrecorded or undisclosed legal or equitable interest in any portion of the Real Property owned or claimed by any Person. To Seller’s Knowledge, there exists no unfulfilled obligation on the part of any Relevant Entity to dedicate or grant an easement or easements over any portion of any of the Real Property to any Person or Governmental Authority. The Practice has no outstanding options, rights of first offer or rights of first refusal to purchase any Real Property or any portion thereof or interest therein.

(d)    To Seller’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair in all material respects and are sufficient for the operation of the Business. To Seller’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(e)    No Relevant Entity or, to Seller’s Knowledge, any owner of any Real Property has received any written or, to Seller’s Knowledge, oral notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Real Property or any portion thereof or interest therein. To Seller’s Knowledge, there is no Order outstanding, nor any Actions, pending or, to Seller’s Knowledge, threatened relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof or the operation of the Business thereon. To Seller’s Knowledge, the Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”). No Relevant Entity or, to Seller’s Knowledge, any owner of any Real Property has received any written or, to Seller Knowledge, oral notice of violation of any Real Property Law, and, to Seller’s Knowledge, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(f)    To Seller’s Knowledge: (i) all of the buildings, fixtures and leasehold improvements used by the Practice in the Business are located on the Real Property, and none of such buildings, fixtures or improvements encroach on any adjoining property owned by others or public rights of way; (ii) each parcel of Real Property abuts on at least one (1) side a public street or road in a manner so as to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel or has adequate easements across intervening property to permit reasonable, customary and adequate vehicular and pedestrian ingress, egress and access to such parcel from a public street or road; and (iii) there are no restrictions on entrance to or exit from the Real Property to adjacent public streets, and no conditions which will result in the termination of the present access from the Real Property to existing highways or roads.

(g)    To Seller’s Knowledge, there are no outstanding, defaulted or unsatisfied Contracts which have been made to, with or for the benefit of any utility companies, school districts, water districts, improvement districts or any other Governmental Authority which could reasonably be expected to impose any Liability or condition on the Practice or the owner of any Real Property to grant any easements or to make any payments, contributions or dedications of money or land or to construct, install or maintain or to contribute to the construction, installation or maintenance of any improvements of a public or private nature, whether on or off the Real Property.

(h)    To Seller’s Knowledge, all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and wastewater systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of the Business.

(i)    Except as set forth on Schedule 3.9(i), the Practice’s use or occupancy of the Real Property or any portion thereof and the operation of the Business is not dependent on a “permitted non-conforming use” or “permitted nonconforming structure” or similar variance, exemption or approval from any Governmental Authority.

(j)    To Seller’s Knowledge, the current use and occupancy of the Real Property and the operation of the Business thereon does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property.

(k)    To Seller’s Knowledge, none of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

3.10.    Intellectual Property.

(a)    No Relevant Entity has interfered with, infringed upon, misappropriated or violated any and all trade names, trademarks, service marks, patents, copyrights (and any registrations with any Governmental Authority of, and applications for registration pending with respect to, any of the foregoing), trade secrets, inventions, processes, designs, know-how or formulas of Persons other than the Relevant Entities (the “Third Party Intellectual Property”), and to Seller’s Knowledge, no Relevant Entity has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that such Relevant Entity must license or refrain from using any Third Party Intellectual Property). The Intellectual Property Assets are not subject to any outstanding Order or ruling, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Seller’s Knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of the Intellectual Property Assets. To Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated or violated any of the Intellectual Property Assets in any material respect. To Seller’s Knowledge, the conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property in connection therewith, has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person.

(b)    Schedule 1.1(h) identifies each patent, registered trademark or service mark or registered copyright included among the Intellectual Property Assets, each pending patent application, application for registration of any trademark or service mark or application for registration of any copyright which the Practice has made with respect to any of the Intellectual Property Assets and any licenses or sublicenses with respect to the foregoing or other Intellectual Property which are utilized or required in the conduct of the Business. The Seller Parties have made available to Purchaser true, correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date). Schedule 1.1(h) also identifies each trade name or unregistered trademark, service mark, corporate name, Internet domain name, unregistered copyright and computer software item (other than commercial off-the-shelf software) owned or used by the Practice which are utilized or required in the conduct of the Business.

(c)    The Practice possesses all right, title and interest in and to the Intellectual Property Assets, and have the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted or as proposed to be conducted, free and clear of any Lien, license or other restriction. To Seller’s Knowledge, the Intellectual Property Assets and the Practice’s rights thereto are valid and enforceable.

(d)    To Seller’s Knowledge, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Purchaser’s right to own or use any Intellectual Property Assets in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Purchaser on the same terms as they were owned or available for use by the Practice immediately prior to the Closing.

(e)    All Intellectual Property Assets used to conduct the Business were developed by employees (current and/or former) and third parties who have entered, or prior to Closing will enter, into binding, valid and enforceable written agreements with the Practice whereby such employees or third parties: (i) acknowledge the Practice’s exclusive ownership of all Intellectual Property Assets invented, created, or developed by such employees or third parties within the scope of their employment or engagement with the Practice; (ii) grant a present irrevocable assignment of all of their rights in or to such Intellectual Property Assets to the Practice; and (iii) are under an obligation to execute all documents necessary to the filing, prosecution, maintenance, and enforcement of all Intellectual Property rights in the Intellectual Property Assets. The Seller Parties have made available to Purchaser true, correct and complete copies of all such documents. The Relevant Entities have taken all steps reasonably required to protect the secrecy of all trade secrets and proprietary information included in the Intellectual Property Assets.

(f)    All necessary documents and certificates in connection with the Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions for the purposes of maintaining all rights in the Intellectual Property Assets.

(g)    All Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business (the “Business IT Systems”) are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. Seller Parties have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

3.11.    Compliance with Laws and Regulations; Permits.

(a)    Except as set forth on Schedule 3.11(a), the Practice, the Business, each of the Acquired Assets and each of the Leased Assets are, and at all times have been, in compliance in all material respects with, and no violation exists under, any Laws (including Healthcare Laws). The Practice is not in violation of any Law in any material respect, and no Action has been filed or commenced against any of them alleging any failure so to comply in any material respect. To Seller’s Knowledge, there are no facts, events, circumstances or conditions that would reasonably be expected to form the basis for any Action against or affecting the Practice relating to or arising under any Law or Order.

(b)    Schedule 3.11(b) sets forth all registrations, licenses, permits, variances, interim permits, permit applications, approvals or other authorizations under any Law (the “Permits”) obtained by the Practice to carry on the Business. Each of the Permits set forth on Schedule 3.11(b) is in full force and effect. Other than the Permits set forth on Schedule 3.11(b), no other Permits are required to be obtained to carry on the Business. There has been no cancellation or revocation, material violation of or material default under any Permit set forth on Schedule 3.11(b), and, to Seller’s Knowledge, there are no facts, circumstances, events or conditions that would reasonably be expected to result in any Permit set forth on Schedule 3.11(b) not being renewed in the Ordinary Course of Business upon its expiration. Except as set forth on Schedule 3.11(b), no Relevant Entity has received any written or, to Seller’s Knowledge, oral notice of and is not the subject of any Action with respect to, any violation of, or any obligation to take remedial action under, any Laws, Orders or Permits.

(c)    Other than as set forth on Schedule 3.11(c), no notices, reports or other filings are required to be made by any Seller Party with, nor are any consents or Permits required to be obtained by any Seller Party from, any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the failure of which to be made or obtained (i) is likely to be material to any part of the Business, (ii) would reasonably be expected to prevent, delay or burden the transactions contemplated by this Agreement or (iii) would subject the Practice, Purchaser or any of their respective Affiliates to any Liability.

(d)    Except as set forth on Schedule 3.11(d), there have been no Actions involving a Seller Party with respect to any violation or alleged violation of any Laws governing occupational health and safety matters.

(e)    No Relevant Entity nor any of their respective current or former equityholders, directors, managers, officers, employees, or, to Seller’s Knowledge, independent contractors or agents has offered, paid, solicited or received any unlawful bribes, kickback payments, rebates or other similar unlawful payments of cash or other consideration, including unlawful payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons for or on behalf of any Relevant Entity.

3.12.    Compliance with Healthcare Laws.

(a)    Except as set forth on Schedule 3.12(a), the Practice, the Business and each physician, psychologist, nurse practitioner, registered nurse, physician assistant, licensed clinical social work, licensed marriage and family therapist, licensed professional counselor and other individual who holds or is required to hold a license from any board or other Governmental Authority relating to the provision of professional services employed or engaged by the Practice (each, a “Healthcare Provider”) is, and at all times during the six (6)-year period preceding the Closing Date has been, in compliance in all material respects with, and no material violation exists under, any Healthcare Laws. No Action has been filed, commenced or threatened against any Seller Party or, to Seller’s Knowledge, any Healthcare Provider alleging any failure so to comply in any material respect, and no Seller Party or, to Seller’s Knowledge, Healthcare Provider has received any written or oral notice from any Governmental Authority or agent thereof of any alleged violation of, default under or any citation for noncompliance with any Healthcare Laws. To Seller’s Knowledge, there are no facts, events, circumstances or conditions that would reasonably be expected to form the basis for any Action against or affecting the Practice relating to or arising under any Healthcare Law. Except as set forth on Schedule 3.12(a), no Seller Party or Healthcare Provider has received any written, or, to Seller’s Knowledge, oral notice from any Governmental Authority or is aware of any pending, active or threatened Actions involving any Seller Party or any Healthcare Provider with respect to any Healthcare Laws prohibiting, governing, regulating or relating to fee-splitting, self-referrals or payment or receipt of kickbacks in return for or to induce referrals.

(b)    Schedule 3.12(b) sets forth all Permits relating to Healthcare Laws and all accreditations by Governmental Authorities or accreditation organizations for the services provided by the Business held by any Seller Party or Healthcare Provider. Each of the Permits and accreditations set forth on Schedule 3.12(b) is, and at all times during the six (6)-year period preceding the Closing Date has been, in full force and effect, and, to Seller’s Knowledge, no restriction, suspension or cancellation thereof is threatened. Other than the Permits and accreditations set forth on Schedule 3.12(b), no other Permits or accreditations are required to be held by any Seller Party or Healthcare Provider to comply with any applicable Healthcare Law in all material respects or otherwise provide the services provided by the Business. There has been no cancellation or revocation, material violation of or material default under any Permit or accreditation set forth on Schedule 3.12(b). Except as set forth on Schedule 3.12(b), no Relevant Entity has received any written or oral notice of and is not the subject of any Action with respect to, any violation of, or any obligation to take remedial action under, any Laws, Orders or Permits relating to Healthcare Laws. Except as set forth on Schedule 3.12(b), to Seller’s Knowledge, each former Healthcare Provider (with respect to any period of time during which such Healthcare Provider performed services on behalf of the Practice during the six (6)-year period preceding the Closing Date) held, in good standing, all Permits and accreditations necessary to provide or perform the services that such Healthcare Provider provided or performed for or on behalf of the Practice.

(c)    Except as set forth on Schedule 3.12(c), at all times during the six (6)-year period preceding the Closing Date:

(i)    the Practice and each Healthcare Provider has held (A) the requisite provider or supplier number(s) to bill the Medicare program and the Medicaid program in the state or states in which such Person operates and all other Third Party Payor Programs that such Person bills as a participating or in-network provider and (B) where required to bill any Third Party Payor Programs, a National Provider Identification number issued by the National Plan & Provider Enumeration System;

(ii)    to Seller’s Knowledge, neither the Practice, Feifel nor any of their respective directors, managers, officers, employees, contractors, agents or Healthcare Providers has received any written or oral notice from a Third Party Payor Program, Governmental Authority or agent thereof that there is any audit, claim review or other Action pending or threatened;

(iii)    to Seller’s Knowledge, all claims that have been submitted by or on behalf of the Practice and each Healthcare Provider in connection with such Person’s activities for the Practice have been submitted in compliance in all material respects with applicable Healthcare Laws and agreements with Third Party Payor Programs, and neither Practice nor any Healthcare Provider has or has had any refund, overpayment, discount or adjustment liability under any Third Party Payor Program other than any refund, overpayment, discount or adjustment occurring as a result of any audits or reviews occurring in the Ordinary Course of Business and that are immaterial in nature;

(iv)    to Seller’s Knowledge, any research involving human subjects conducted by the Practice or any Healthcare Provider has been conducted at all times (A) in compliance in all material respects with all applicable Healthcare Laws and (B) in compliance in all material respects with the applicable Contract with the sponsor of such research; and

(v)    neither the Practice nor any Healthcare Provider has any compensation or ownership relationship (present or contingent, direct or indirect) with any sponsor of clinical research.

(d)    Except as set forth on Schedule 3.12(d), Practice maintains a compliance program to monitor compliance with Healthcare Laws. Schedule 3.12(d) sets forth a list of all current core compliance program policies of the Practice.

(e)    Schedule 3.12(e)(i) sets forth a list of each Healthcare Provider that, during the last six (6) years, has been employed or engaged by the Practice as an employee, contractor or otherwise or has provided any services either through or on behalf of the Practice. Except as set forth on Schedule 3.12(e)(ii), to Seller’s Knowledge, no Healthcare Provider currently employed or engaged by the Practice intends to (A) terminate such Healthcare Provider’s employment or engagement with the Practice or (B) reduce the amount of time or effort that such Healthcare Provider currently provides to the Practice.

(f)    Schedule 3.12(f) sets forth a list of each Healthcare Provider required to be licensed, certified and/or registered to perform services for the Practice along with such Healthcare Provider’s state(s) of licensure, certification or registration (including the licensure, certification or registration number). To Seller’s Knowledge, all such licensures, certifications and registrations are and have been valid and contain no restrictions and all Healthcare Providers required to be licensed, certified or registered to perform services to Seller Parties are and have been so licensed, certified or registered without restriction. Except as set forth on Schedule 3.12(f), to Seller’s Knowledge, no Healthcare Provider employed or engaged by the Practice has been the subject of any disciplinary proceeding by any Governmental Authority, including any state board of medical examiners or similar Governmental Authority, at any time during the six (6)-year period preceding the Closing Date.

(g)    Schedule 3.12(g) sets forth a list of all Contracts of the Practice with each Third Party Payor Program. Except as set forth on Schedule 3.12(g), each such Contract (i) is, and at all times during the six (6)-year period preceding the Closing Date (or, with respect to any such Contract whose term began less than six (6) years prior to the Closing Date, at all times during the term of such Contract) has been, in full force and effect and is a valid, legal and binding agreement of, and enforceable against, the Practice and, to the Seller’s Knowledge, the other parties thereto, in accordance with its terms, in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity; and (ii) will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. To Seller’s Knowledge, (x) no Third Party Payor Program intends to cancel, suspend or terminate its relationship with the Practice or any Healthcare Provider employed or engaged by the Practice, and (y) there are no facts, circumstances events or conditions that would reasonably be expected to result in any such cancellation, suspension or termination.

(h)    No Seller Party or any of their respective equityholders, directors, managers, officers, employees, contractors, agents or Healthcare Providers has been excluded, debarred or suspended from participation in either Medicare, Medicaid or any other Government Program, and, to Seller’s Knowledge, no such exclusion, debarment or suspension is threatened. No Seller Party or any of their respective equityholders, directors, managers, officers, employees, contractors, agents or Healthcare Providers has received any written or oral notice from any Third Party Payor Programs of any pending or threatened investigations or surveys. To Seller’s Knowledge, there are no facts, circumstances, events or conditions that would reasonably be expected to result in the exclusion, debarment or suspension of any Seller Party or any of their respective equityholders, directors, managers, officers, employees, contractors, agents or Healthcare Providers from participation in either Medicare, Medicaid or any other Government Program.

(i)    Schedule 3.12(i) sets forth, for the calendar years ended December 31, 2023, December 31, 2024, and the period commencing on January 1, 2025, and ended on the date that is ten (10) Business Days in advance of the Closing Date, a list of the top ten (10) Payors (by revenues generated from such Payors) of the Practice. No Seller Party has received any indication from any Payor to the effect that, and no Seller Party has any reason to believe that, such Payor will stop, materially decrease the rate of or materially change the terms (whether relating to payment, price or otherwise) with respect to payment or coverage of any items and services provided by the Practice (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Seller Parties have made available to Purchaser true, correct and complete copies of all material correspondence between the Practice and each Payor relating to any future changes in reimbursement rates or threatened termination, investigations or audits between the Practice and such Payor within the last twelve (12) months. The Seller Parties have made available to Purchaser true, correct and complete copies of all material correspondence between the Practice and each such Payor during the periods set forth above.

(j)    To Seller’s Knowledge, the data collection, access, maintenance, transmission, use and disclosure by the Practice with respect to individually identifiable health information complies and has complied in all material respects with the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the American Recovery and Reimbursement Act of 2009 (“HIPAA”), and the regulations promulgated thereunder (the “HIPAA Regulations”), including the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. parts 160 and 164 (subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information, 45 C.F.R. parts 160 and 164 (subparts A and C) and the Standards for Electronic Transactions and Code Sets, 45 C.F.R. parts 160 and 162, and all applicable state laws regarding patient health information (collectively, the “Health Information Laws”). Except as disclosed on Schedule 3.12(j), to Seller’s Knowledge, the practices of the Practice regarding the collection, access, maintenance, transmission, use and disclosure of individually identifiable health information in connection with the conduct and operations of the Practice and the Business are and have been in compliance in all material respects with any contracts or commitments with third parties, including any business associate contracts required by the HIPAA Regulations (45 C.F.R. §§ 164.308, 164.314, 164.502, 164.504). The Practice has obtained reasonable and customary agreements and assurances from any third parties used in connection with the Business or the Practice’s operations, including any business associate contracts required by the HIPAA Regulations, that such third parties are in compliance in all material respects with all applicable Health Information Laws, to the extent applicable to such third parties’ relationship with the Practice. To Seller’s Knowledge, all billing practices of the Practice are in compliance in all material respects with HIPAA, and the Practice has (i) created and maintained written policies and procedures to protect the privacy of all patient information and (ii) implemented commercially reasonable security procedures including physical and electronic safeguards, to protect all personal information stored or transmitted in electronic form.

(k)    The Practice has implemented and maintain privacy and security policies and procedures, including physical, administrative and technical safeguards, to protect all Personal Information received, created, accessed, stored or transmitted by the Practice. The Practice is, and has at all times been, in compliance in all material respects with (i) all contracts or other arrangements in effect between the Practice and any customer of the Practice that apply to or restrict the use, disclosure or security of Personal Information by the Practice and (ii) all contracts or other arrangements between the Practice and its agents or contractors that apply to or restrict the use, disclosure or secure treatment by such agents or contractors of Personal Information (such contracts or other arrangements referenced in the foregoing clauses (i) and (ii), the “Privacy Agreements”). The Practice has the right pursuant to the Privacy Agreements and its privacy and security policies to use and disclose Personal Information for the purpose such information is and has been used and disclosed. To Seller’s Knowledge, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Information resulting from such transactions, will violate any policies or any Privacy Agreements as such currently exist or as existed at any time during which any of the Personal Information was collected or obtained. The Practice has obtained all consents or approvals, if any, required under any Health Information Laws and all applicable Privacy Agreements for the transfer of the Personal Information to be transferred at Closing and for the use and disclosure of that Personal Information for the continued operation of the Business in the Ordinary Course of Business after Closing. There have not been any non-permitted uses or disclosures, security incidents or breaches involving Personal Information held or collected by or on behalf of the Practice. None of the Relevant Entities has notified, either voluntarily or as required by any Law, any affected individual, customer, Governmental Authority or the media of any breach or non-permitted use or disclosure of Personal Information, and no Relevant Entity is currently planning to conduct any such notification or investigation whether any such notification is required.

(l)    No Seller Party nor, to Seller’s Knowledge, any Healthcare Provider employed or engaged by the Practice has ever been a party to or bound by any order, individual integrity agreement, corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement or similar agreement with any Governmental Authority.

(m)    No Person has filed or, to Seller’s Knowledge, has threatened to file against any Seller Party or any Healthcare Provider employed or engaged by the Practice, an action under any federal or state whistleblower statute, including the False Claims Act, 31 U.S.C. §§ 3729-3733.

3.13.    Litigation. Except as set forth on Schedule 3.13, there are, and during the six (6)-year period preceding the Closing Date there have been, no Actions, at Law or in equity, pending or, to Seller’s Knowledge, threatened or reasonably expected to arise against or involving any Relevant Entity or any Healthcare Provider. No Relevant Entity is in violation of any Order.

3.14.    Transactions with Affiliates. Except as set forth on Schedule 3.14, with respect to remuneration for services rendered as a director, officer or employee in the Ordinary Course of Business or pursuant to the Pre-Closing Reorganization, (a) no Affiliate of any Relevant Entity provides or causes to be provided any assets, services or facilities to any Relevant Entity, (b) no Relevant Entity provides or causes to be provided any assets, services or facilities to its Affiliates, (c) no Relevant Entity beneficially owns, directly or indirectly, any investment assets issued by its Affiliates, (d) no Relevant Entity has entered into any agreement, understanding or arrangement with its Affiliates and (e) as of the Closing Date, there will be no Indebtedness, Accounts Receivable or accounts payable between any Relevant Entity, on the one hand, and any of Affiliate of any Relevant Entity, on the other hand.

3.15.    Labor Matters and Employment Matters.

(a)    Schedule 3.15(a) contains a complete list of the names of all Persons who are who are engaged as employees and all Person who are engaged as independent contractors of Practice as of the date hereof, specifying: (i) with respect to each employee, their job title and complete pay structure, including but not limited to the rate of hourly pay or annual salary, along with details of any commissions, bonuses and other types of compensation applicable to each employee as of the date of this Agreement; (ii) with respect to each independent contractor, a description of the services performed and the compensation arrangement as of the date of this Agreement; (iii) with respect to each such Person, (A) the date of hire or engagement, (B) all agreements affecting such Person’s employment or engagement, and (C) if an employee, (1) whether the employee is classified by Practice as exempt or non-exempt under the Fair Labor Standards Act, any applicable wage orders, and any other applicable wage and hour Law, and (2) whether or not such employee is on a leave of absence and, if so, the date such absence began and the anticipated date of return; and (iv) the state in which each Person is employed or engaged. Except as set forth on Schedule 3.15(a) all employees of Seller Practice are “at will” and Seller Practice does not employ or retain the services of any employee or independent contractor who cannot be dismissed immediately without cause, whether currently or immediately after the Closing Date, without notice and without further Liability to Practice.

(b)    Each Seller Party is and has at all times in the six (6)-year period prior to the Closing Date been, in compliance with all applicable Laws respecting wage and hour and employment Laws, including but not limited to, Laws related to employee classification, wages, working hours, meal periods and rest breaks, reporting time and on-call pay, wage statements, overtime, minimum wage, postings and notices, leaves of absence, vacation, paid sick leave, equal opportunity and fair employment, fair chance Laws, reasonable accommodations, employee terminations and layoffs, hiring, promotions and transfers, whistle blowing, workers’ compensation, tax withholding, reporting, record-keeping, benefits, labor relations, employment policies and practices, and all terms and conditions of employment. Except as set forth on Schedule 3.15(b): (i) there is no employment complaint pending or threatened against any Seller Party before any Governmental Authority, court, arbitrator or mediator, including, but not limited to, on any of the bases set forth above, and there exists no basis for any such complaint; (ii) no present or former employee or independent contractor of any Seller Party has provided notice to Practice or Feifel or threatened to file any claim against any Seller Party on account of, for or related to wage and hour or employment Laws, including but not limited to (A) overtime pay, (B) compensation, wages or salary, (C) vacation time or pay in lieu of vacation time off, (D) any violation of any Law relating to employee or independent contractor classification, wages or work hours, or (E) any Law related to labor or employment practices or any other type of employment or wage and hour claim, and, in each case there exists no basis for any such claim; and (iii) no Person has given notice to Practice or Feifel, or threatened to file any claim against any Seller Party under or arising out of any wage and hour or employment Laws, including, but not limited to, Laws relating to employer-employee or contractor relationships, labor relations, employee entitlements, discrimination or harassment or employment practices, immigration, or plant closings, and there exists no basis for any such claim.

(c)    To Seller’s Knowledge, in accordance with applicable Law, each Person performing services for any Seller is, and has at all times in the six (6)-year period prior to the Closing Date been, (i) authorized to work in the country in which the Person performs such services and for the entity by which they are employed, (ii) properly classified as an employee or independent contractor, (iii) if an employee, properly classified as an exempt or non-exempt employee under the Fair Labor Standards Act and other applicable wage and hour Law, (iv) paid all wages (including, but not limited to, any required minimum wages, overtime pay and waiting time penalties), benefits, and other compensation for all services performed by such Person, and (v) except as set forth on Schedule 3.15(c)(v), if a U.S. employee, accurately completed all proper employment verification and authorization documentation, including proper maintenance of such documentation during employment and post-termination, as required by Law.

(d)    Except as disclosed on Schedule 3.15(d), the Seller Parties have provided the Purchaser with true, correct and complete copies of all policies of the Business concerning safeguards related to the COVID-19 Control Measures as of the Closing Date, including COVID-19 related policies (collectively, “Coronavirus Policies”).

(e)    Practice has properly verified the employment eligibility of all of its employees in compliance with the Immigration Reform and Control Act and the Illegal Immigration Reform and Immigrant Responsibility Act and has retained a fully completed and executed Form I-9 for each of its employees. Each employee of Practice is legally authorized to work in the jurisdiction in which such employee is employed and in the position in which such employee is employed. Without limiting the foregoing, (i) Practice has properly utilized Form I-9 to verify the identity and work authorization status of each of its employees in compliance with the Immigration and Nationality Act, as amended, the Immigration Reform and Control Act of 1986, as amended, and related promulgating regulations, (ii) no employee of Practice has presented any temporary work authorization document at the time of hire that is currently or at any future date will be subject to I-9 re-verification, (iii) except as disclosed on Schedule 3.15(e), no employee of Practice is employed under an H-1B, L-1A or L-1B visa, or any other employer-petitioned non-immigrant U.S. work authorization, and (iv) during the six (6)-year period prior to the Closing Date, Practice has not received any written correspondence from any person, including any Governmental Authority, questioning the validity of the social security number or work authorization status of any employee of Practice.

(f)    To the Knowledge of Seller Parties, no employee or independent contractor of any Seller Party is in violation of any term of any employment agreement, independent contractor agreement, nondisclosure agreement, common law nondisclosure obligation, noncompetition agreement, or restrictive covenant relating to: (i) the right of any such employee or independent contractor to be employed or engaged by a Seller Party; or (ii) the knowledge or use of trade secrets or proprietary information.

(g)    Except as set forth on Schedule 3.15(g), no union is certified as collective bargaining agent to represent any employee of the Practice. The Practice is in compliance with all applicable Laws pertaining to employment and employment practices, terms and conditions of employment and wages and hours. The Practice is not (a) a party to, involved in or, to Seller’s Knowledge, threatened with any labor dispute, unfair labor practice charge, labor arbitration proceeding or grievance proceeding, (b) currently negotiating any collective bargaining agreement or (c) aware of any threatened strike or filing by any employee or employee group seeking recognition as a collective bargaining representative or unit. The Practice is not planning or contemplating, and has not made any decisions or taken, any actions concerning the employees of the Practice before the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended and/or any similar state Law applicable to Practice.

3.16.    Taxes. Except as set forth on Schedule 3.16:

(a)    The Practice has complied in all material respects with all Laws relating to Taxes. Practice has duly and timely filed all Tax Returns that were due in accordance with all applicable Laws. All such Tax Returns are true, correct and complete in all respects. All Taxes due and payable (whether or not shown or required to be shown on any Tax Return), or otherwise due and payable by Practice (including Taxes relating to any Acquired Asset or the Business), have been timely paid to the appropriate Governmental Authority.

(b)    The aggregate unpaid Taxes of the Practice do not exceed the current Liability for Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth as of such date on the Financial Statements (without regard to any notes thereto) as adjusted for the passage of time through the Closing Date. There are no existing Liens for Taxes (other than Liens for Taxes not yet due and payable) on any of the Acquired Assets.

(c)    The Practice has (i) timely and properly withheld all required amounts from payments to its employees, agents, contractors, lenders, nonresidents, members, equityholders and other Persons and (ii) complied in all material respects with all reporting and recordkeeping requirements related to such Taxes. Practice has timely remitted all such Taxes to the proper Governmental Authority in accordance with all applicable Laws. Practice has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents of such member of the Practice.

(d)    Practice has (i) timely paid all sales and use Taxes required to be paid under applicable Law, (ii) properly collected and remitted all sales Taxes required under applicable Law and (iii) for all sales that are exempt from sales Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt under applicable law.

(e)    Practice has never been a member of an Affiliated Group. Practice is not liable for Taxes of any other Person as a result of successor liability, transferee liability, joint and/or several liability, contractual liability or otherwise. Practice has no obligation to pay Taxes, or share Tax benefits, with another Person other than pursuant to customary provisions included in Contracts entered into in the Ordinary Course of Business the primary purpose of which are not related to Taxes (such as leases, licenses or credit agreements) and for which the Taxes related thereto have been timely paid in accordance with the terms of such agreements.

(f)    Less than fifty percent (50%) of Practice’s assets consist of interests in “United States real property interests” within the meaning of Section 897(c) of the Code. Practice is not a foreign person within the meaning of Section 1445 of the Code. Neither Purchaser nor Parent is required to withhold any Taxes in respect of payments under this Agreement.

(g)    No audits or other Actions are ongoing or, to Seller’s Knowledge, threatened with respect to any Tax Return or Taxes of Practice (including any Tax Return or Tax relating to any Acquired Asset). No claim has ever been made by a Governmental Authority in a jurisdiction where Practice does not pay a particular type of Taxes or file a particular type of Tax Returns that Practice is or may be subject to such Taxes or required to file such Tax Returns in that jurisdiction. Practice does not have a request for a private letter ruling, a request for administrative relief, a request for a change in any method of accounting, a request for technical advice or other request pending with any Governmental Authority that relates to the Taxes or Tax Returns of Practice or any Acquired Asset. Practice (or Feifel in connection with Feifel’s ownership of Practice) has not commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved. No power of attorney granted by Practice with respect to any Taxes is currently in force except in connection with the Pre-Closing Reorganization. Practice has not extended any statute of limitations relating to any Taxes of Practice or relating to the Acquired Assets.

(h)    Practice has not engaged in any transaction which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i)    Practice is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction.

(j)    The terms of Practice’s “nonqualified deferred compensation plans” within the meaning of Section 409A of the Code comply with Section 409A of the Code and have been maintained in operational and documentary compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Section 409A of the Code. Practice has not agreed to or otherwise has any obligation to pay, gross-up or otherwise indemnify any employee of Practice or other Person for any Taxes (or potential Taxes), including those imposed under Section 409A of the Code.

(k)    For federal and all applicable state and local income Tax purposes, Practice was, effective as of the date of formation of Practice and at all times prior to the contribution of the shares of Practice to Holdco as described in the Pre-Closing Reorganization, a validly electing “S corporation” within the meaning of Section 1361(a) of the Code. At all times following the contribution of the shares of Practice to Holdco as described in the Pre-Closing Reorganization and until the Closing, Practice was a validly classified as a “qualified subchapter S subsidiary” of Holdco within the meaning of Section 1361(b)(3)(B) of the Code and no election has been made (or is pending) to change such status. No event has occurred (or fact has existed) that would preclude Practice from initially qualifying as an S corporation under Section 1361(a) or which would terminate Practice’s S corporation status, other than the Pre-Closing Reorganization. No Governmental Authority has challenged the effectiveness of any of such elections. Practice has not incurred (and has no potential for) any liability for income Taxes under Section 1374 of the Code (or any similar provision of any state’s or local jurisdiction’s applicable Laws) on the disposition or sale of any asset (whether actual or deemed). Practice has not incurred (and has no potential for) any Liability for income Taxes in any state or other jurisdiction on the sale or other disposition of any asset (whether actual or deemed). Practice has no Liability for Taxes under Section 1363(d) of the Code that is payable after the Closing Date. Practice has not made an election under Section 444 of the Code.

(l)    Practice does not pay any income Taxes in any state or local or non-U.S. jurisdiction other than California pursuant to the applicable Franchise Tax and Pass-Through Entity (PTE) Elective Tax, and Practice is not obligated to pay, directly or indirectly, any income Taxes of any of its stockholders or members (direct or indirect) (by means of withholding, electing to file composite returns in any jurisdiction or otherwise). Neither Feifel nor any former member/stockholder of Practice has any right to any distribution with respect to Taxes (or otherwise) from Practice that will survive the Closing.

(m)    Practice is not required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amount or advance payment received or paid on or prior to the Closing Date or deferred revenue realized on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period or an adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Laws); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; or (vi)  the application of Section 263A of the Code (or any similar provision of state, local or non-U.S. Laws). Practice does not have any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code or Section 456 of the Code (or any corresponding provision of state or local Law). Practice does not use the accrual basis method of accounting for income Tax purposes.

(n)    None of the Acquired Assets is tax-exempt use property under Section 168(h) of the Code. No portion of the cost of any Acquired Asset has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Section 103(a) of the Code. None of the Acquired Assets is property that Practice is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Section 168(f)(8) of the Code.

(o)    None of the (i) goodwill, (ii) going concern value or (iii) other intangible assets (that would not be amortizable prior to the enactment of Section 197 of the Code) of Practice was held by any Seller Party or any related person (within the meaning of Section 197(f)(9)(C) of the Code) to a Seller Party on or before August 10, 1993 or could constitute anti-churning property under Section 197(f)(9)(A) of the Code.

 (p)    Practice has made available to Purchaser true, correct and complete copies of (i) all non-income Tax Returns and all income Tax Returns filed by Practice (or their Affiliates) in the past five (5) years and (ii) all notices, correspondence and similar material received by Practice, any Affiliate of Practice or any of their respective agents from any Governmental Authority relating to the Business or the Acquired Assets or Taxes associated therewith.

3.17.    Environmental Matters. Except as set forth on Schedule 3.17:

 (a)    To Seller’s Knowledge, all of the Acquired Assets and the Business, and all uses, conditions and operation of the Acquired Assets and Business are in compliance in all material respects with all applicable Environmental Laws and have been in compliance in all material respects with all applicable Environmental Laws at all times during the Practice’s ownership, lease, use and/or operation, and there has been and is no Liability under any Environmental Laws arising out of or relating to the ownership, lease, use or operation of the Acquired Assets or the Business.

 (b)    To Seller’s Knowledge, there has been no Release of Hazardous Substances at, onto, from or under any Real Property in a manner requiring investigation or remediation by the Practice pursuant to applicable Environmental Laws or any Permits that are required pursuant to applicable Environmental Laws, and no Real Property or any facility formerly owned, operated or leased the Practice has been listed or proposed for listing on the National Priorities List under CERCLA or any analogous state or foreign Law.

 (c)    To Seller’s Knowledge, there exist no notices of violation, Actions, citations or requests for information pending or threatened against the Practice or any other Person for whose conduct the Practice is, or would reasonably be expected to be, responsible or potentially responsible relating to: (i) contribution, response, removal or remedial obligations or other Liability of the Practice under any Environmental Law; (ii) violations by the Practice of any Environmental Law; or (iii) the generation, handling, use, treatment, storage, transportation, disposal or release or threatened release of Hazardous Substances, and there exist no facts, events, circumstances or conditions that would reasonably be expected to form the basis for any such notices of violation, Actions, citations or requests for information.

3.18.    Insurance. Schedule 3.18 contains a list of each insurance policy currently providing coverage for the Practice, the Business and the Healthcare Providers, and a copy of each such policy has been made available to Purchaser. To Seller’s Knowledge, and other than directors and officers indemnification and cyber liability or similar types of insurance coverage, such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business. All of such policies, or similar replacement policies, are now and will be in full force and effect immediately following the Closing with no premium arrearages and should an insurance policy set forth on Schedule 3.18 be terminated or cancelled as a result of the transaction contemplated hereby as of, or after, the Closing, the Practice shall be responsible, at its sole cost, for any costs or fees related to such termination or cancellation and, at its sole cost, promptly obtain equivalent replacement insurance coverage with same or similar policy limits, unless otherwise agreed to by Purchaser. The Practice has not (a) received any notice from any such insurance company canceling or materially amending any of such insurance policies, and, to Seller’s Knowledge, no such cancellation or amendment is threatened, or (b) failed to give any required notice or present any claim which is still outstanding under any of such policies. The Practice maintains its professional liability coverage on a “claims made” basis.

3.19.    Employee Benefits.

 (a)    Except as set forth on Schedule 3.19(a), no Relevant Entity or any of their respective Affiliates maintains, sponsors, is a party to, participates in, contributes to, is or has been required to contribute to, has a commitment to create or has any Liability with respect to (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA), (ii) any other retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements, whether pursuant to contract, arrangement of any kind, custom or informal understanding or (iii) any employment agreement or consulting agreement, in each case, which have been extended to Persons because they have performed or will perform services for such Relevant Entity or its Affiliates in connection with the Acquired Assets; or with respect to which Purchaser may have any Liability on account of the execution of this Agreement or any transactions contemplated by this Agreement or on account of any Relevant Entity or any of their respective Affiliates having or having had an ERISA Affiliate.

(b)    A true, correct and complete copy of each of the plans, programs, policies, arrangements and agreements listed on Schedule 3.19(a) (referred to herein as the “Employee Benefit Plans”), and all contracts relating thereto, or to the funding thereof, each as in effect on the date hereof, has been made available to Purchaser. In the case of any Employee Benefit Plan which is not in written form, an accurate description of such Employee Benefit Plan as in effect on the date hereof has been made available to Purchaser. A true, correct and complete copy of the three (3) most recent Form 5500 annual reports, the summary plan description and any summaries of material modification and the IRS determination or opinion letter with respect to each Employee Benefit Plan, to the extent applicable, have been made available to Purchaser.

(c)    All Employee Benefit Plans comply with, and have been administered, funded and maintained in form and in operation in all material respects in accordance with, their terms and with all applicable requirements of Law (including all applicable reporting, filing and testing requirements), and no event has occurred which will or would reasonably be expected to cause any such Employee Benefit Plan to fail to comply with such requirements, and no notice has been issued by any Governmental Authority questioning or challenging such compliance. All contributions due under each Employee Benefit Plan have been paid when due or properly accrued on the Financial Statements.

(d)    Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or opinion letter issued by the Internal Revenue Service (the “IRS”) with respect to the qualified status of such plan under Section 401(a) of the Code and the tax-exempt status of any trust which forms a part of such plan under Section 501(a) of the Code; all amendments to any such Employee Benefit Plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired are covered by a favorable IRS determination or opinion letter; and no event has occurred which will or would reasonably be expected to give rise to disqualification of any such Employee Benefit Plan under such Laws.

(e)    There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan, and no Relevant Entity or any of its Affiliates has engaged in any prohibited transaction. No fiduciary to any Employee Benefit Plan has any Liability for breach of fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

(f)    There have been no acts or omissions by any Relevant Entity or any of their respective Affiliates which have given rise to or may give rise to fines, penalties, Taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Purchaser or any of its Affiliates may be liable.

(g)    There are no actions, suits or claims (other than routine claims for benefits) pending or, to Seller’s Knowledge, threatened involving any Employee Benefit Plan or the assets thereof, and, to Seller’s Knowledge, no facts exist which would reasonably be expected to give rise to any such actions, suits or claims (other than routine claims for benefits).

(h)    No Relevant Entity, any of their respective Affiliates or any ERISA Affiliate thereof has ever contributed to or been required to contribute to any employee benefit plan subject to Title IV of ERISA or Section 412 of the Code, any multiemployer plan (as defined in Section 3(37) of ERISA), any multiple employer plan (as defined in Section 413 of the Code) or any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). No Employee Benefit Plan provides post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other similar state Law.

(i)    The consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with any other event, (i) entitle any employee to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan or (iii) result in any breach or violation of, or default under, any Employee Benefit Plan.

(j)    Schedule 3.19(j) sets forth a true, correct and complete list of all Persons who have served as employees, independent contractors or consultants/service providers of the Practice at any time during the two (2) year period preceding the Closing Date, together with each such Person’s title, annual salary or hourly wage and bonus opportunity or annual fees collected, as applicable. The Practice has not implemented, and are not currently contemplating the implementation of, any workforce changes affecting the employees of the Relevant Entities in connection with any disruptions caused by COVID-19, including any actual or expected terminations, layoffs, furlough or shutdowns (whether voluntary or by COVID-19 Control Measure).

3.20.    Bank Accounts; Powers of Attorney. Schedule 3.20 sets forth a true, correct and complete list of the names and locations of each bank or other financial institution at which the Practice has an account (giving the account numbers) or safe deposit box, the names of all Persons authorized to draw thereon or have access thereto and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Practice and a summary statement thereof.

3.21.    Entire Interest; All Assets. The Acquired Assets include all property, assets and rights relating to, used in, dedicated to or otherwise necessary to assist in the operational and administrative support for the conduct of the Business. No Affiliate of any Relevant Entity or any other Person holds any right, title or interest in any of the Acquired Assets. The Acquired Assets are adequate to assist in the operational and administrative support for the conduct the Business.

3.22.    Financial Advisors/Broker Fees. No Seller Party or any Person acting on any Seller Party’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

3.23.    CARES Act Matters. Schedule 3.23 sets forth a true, correct and complete list of the CARES Act stimulus or relief programs (the “CARES Act Programs”) in which the Practice is participating or have participated and the amount of funds requested or received by the Practice under each CARES Act Program. The Seller Parties have made available to Purchaser true, correct and complete copies of all applications, forms and other documents filed or submitted by the Practice relating to any CARES Act Program, and all statements and information contained in such applications, forms and other documents are true, correct and complete in all material respects. All funds received by the Practice under all CARES Act Programs (the “CARES Act Funds”) have been used by the Practice in compliance in all material respects with the CARES Act and all CARES Act Terms, and the Practice has maintained accounting and other records relating to the CARES Act Funds and the use thereof that comply in all material respects with the CARES Act and all CARES Act Terms (including records that track the costs and other expenses for which the CARES Act Funds have been used), true, correct and complete copies of which have been made available to Purchaser.

3.24.    Employee Retention Credit. During the six (6)-year period preceding the Closing Date, no Seller Party has applied for, retained or received an Employee Retention Credit of any amount.

3.25.    Intentionally Omitted.

3.26.    No Other Representations; Acknowledgement.

 (a)    Except for the representations and warranties set forth in this Agreement and the Related Agreements, none of the Seller Parties or any other Person makes any other representations or warranties, written or oral, statutory, express or implied, with respect to (i) any Seller Party or such Seller Party’s business, operation, assets, liabilities, condition (financial or otherwise) or prospects or (ii) the negotiation, execution, delivery or performance of this Agreement and the Related Agreements by the Seller Parties.

(b)    Each Seller Party acknowledges and agrees that the representations and warranties of the Purchaser set forth in this Agreement and the Related Agreements constitute the sole and exclusive representations and warranties of the Purchaser or any other Person with respect to (i)  Purchaser or Purchaser’s business, operation, assets, liabilities, condition (financial or otherwise) or prospects or (ii) the negotiation, execution, delivery or performance of this Agreement and the Related Agreements by the Purchaser. No Seller Party is relying upon any representations or warranties other than those set forth in this Agreement and the Related Agreements in connection with such Seller Party’s decision to enter into this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby, and each Seller Party acknowledges and agrees that all other representations and warranties of any kind or nature, written or oral, statutory, express or implied, are specifically disclaimed by the Purchaser.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller Parties as follows:

4.1.    Organization and Power. As it relates to Purchaser and Parent, (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and each or Purchaser and Parent is (b) duly qualified to do business as a foreign limited liability company or corporation, as applicable, and is in good standing in all jurisdictions where the failure so to qualify or be in good standing would have a material adverse effect on Purchaser and/or Parent. Each of Purchaser and Parent has full power and authority to execute, deliver and perform this Agreement and each Related Agreement to which such Party is a party and to consummate the transactions contemplated hereby and thereby.

4.2.    Authorization. Each of Purchaser and Parent has duly authorized, executed and delivered this Agreement and each Related Agreement to which such Party is a party, and this Agreement and such Related Agreements constitute valid and legally binding agreements of such Party, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at Law).

4.3.    Financial Advisors; Broker Fees. Except as set forth on Schedule 4.3, neither Purchaser nor Parent nor any Person acting on Purchaser’s or Parent’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.4.    Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to pay the Closing Payment and other amounts required to be paid by Purchaser hereunder and to consummate the transactions contemplated by this Agreement and by the Related Agreements.

4.5.    Consents. No consents or approvals of, or filings or registrations by Purchaser with, any Governmental Authority or any other Person not a Party hereto are necessary in connection with the execution, delivery and performance of this Agreement and the Related Agreements to which Purchaser is a party by such Purchaser Party and the consummation by Purchaser of the transactions contemplated hereby and thereby.

4.6.    No Other Representations; Acknowledgement.

(a)    Except for the representations and warranties set forth in this Agreement and the Related Agreements, neither Purchaser nor Parent, nor any other Person on behalf of Purchaser or Parent makes any other representations or warranties, written or oral, statutory, express or implied, with respect to (i) Purchaser or Purchaser’s business, operation, assets, liabilities, condition (financial or otherwise) or prospects, or Parent or Parent’s business, operation, assets, liabilities, condition (financial or otherwise) or prospects or (ii) the negotiation, execution, delivery or performance of this Agreement and the Related Agreements by the Purchaser and/or Parent, as applicable.

(b)    Each of Purchaser and Parent acknowledges and agrees that the representations and warranties of the Seller Parties set forth in this Agreement and the Related Agreements constitute the sole and exclusive representations and warranties of the Seller Parties or any other Person with respect to (i) any Seller Party or such Seller Party’s business, operation, assets, liabilities, condition (financial or otherwise) or prospects or (ii) the negotiation, execution, delivery or performance of this Agreement and the Related Agreements by the Seller Parties. Neither Purchaser nor Parent is relying upon any representations or warranties other than those set forth in this Agreement and the Related Agreements in connection with such Party’s decision to enter into this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby, and each of Purchaser and Parent acknowledges and agrees that all other representations and warranties of any kind or nature, written or oral, statutory, express or implied, are specifically disclaimed by the Seller Parties.

ARTICLE V
COVENANTS AND AGREEMENTS

5.1.    Confidentiality. Each Seller Party acknowledges that, following the Closing, the Confidential Information will be owned by the Purchaser and will continue to be valuable and proprietary to the Business and agrees to keep the Confidential Information confidential and not to divulge or make use of, or allow any of such Seller Party’s Affiliates to divulge or make use of, the Confidential Information, including any trade secrets or know‑how included within the Intellectual Property Assets; provided, however, that in no event shall the foregoing preclude the right of any Party to disclose any Confidential Information which it may be required by Law to disclose.

5.2.    Noncompetition; Non-Solicitation.

(a)    Feifel hereby acknowledges that Feifel is familiar with the trade secrets of the Relevant Entities and the Business and with other Confidential Information. Feifel acknowledges and agrees that the Purchaser, Parent and their respective Affiliates would be irreparably damaged if Feifel were to provide services to or otherwise participate in the business of any Person competing with the Purchaser, Parent and their respective Affiliates in a similar business and that any such competition by Feifel (or Feifel through an Affiliate) would result in a significant loss of goodwill by the Purchaser, Parent and their respective Affiliates. Feifel further acknowledges and agrees that the covenants and agreements set forth in this Section 5.2 were a material inducement to the Purchaser and Parent to enter into this Agreement and to perform their obligations hereunder and that neither Purchaser nor Parent, nor their respective Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Feifel (or any other Person indirectly or directly at instruction of Feifel) breached the provisions of this Section 5.2. Therefore, Feifel hereby agrees, in further consideration of the amounts to be paid for the Acquired Assets, including the goodwill of the Business, that until the [***]year anniversary of the Closing Date, Feifel shall not (and shall cause Feifel’s Affiliates not to) directly or indirectly own any interest in, manage, control, participate in, consult with, render services for or in any other manner engage anywhere in the Restricted Territory in any business engaged directly or indirectly in any Competitive Business or any other business competitive with the Business within the Restricted Territory other than on behalf of the Purchaser and its Affiliates. For purposes of this Agreement, “Restricted Territory” means a [***] radius around any location of Practice or any Affiliate of Practice or an Affiliated Practice existing as of the Closing Date, or any existing location of Purchaser, Parent or any respective Affiliate thereof for which Purchaser, Parent and/or Feifel provides or provided services. Feifel hereby acknowledges that Purchaser, Parent and each of their respective Affiliates’ businesses has been conducted or is presently proposed to be conducted throughout the Restricted Territory and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Purchaser, Parent and each of their respective Affiliates’ businesses.

(b)    Feifel hereby agrees that until the [***] anniversary of the Closing Date, Feifel shall not (and shall cause Feifel’s Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of Purchaser, Parent, Practice or any of their respective Affiliates to leave the employ of Purchaser, Parent, Practice or any of their respective Affiliates, or in any way interfere with the relationship between Purchaser, Parent, Practice or any of their respective Affiliates and any employee thereof, (ii) hire any Person who was an employee of Purchaser, Parent, Practice or any of their respective Affiliates at any time during the twelve (12)-month period immediately prior to the date of such hiring or (iii) for so long as Practice and/or Feifel have continuing obligations under Section 5.2(a), call on, solicit or service any customer, supplier, Payor, referral source or other business relation of Purchaser, Parent, Practice or any of their respective Affiliates (including any Person that was a customer, supplier, Payor, referral source or other potential business relation of Practice at any time during [***] period immediately prior to the Closing), induce or attempt to induce such Person to cease doing business with Purchaser, Parent, Practice or any of their respective Affiliates or in any way interfere with the relationship between any such customer, supplier, Payor, referral source or business relation and Purchaser, Parent, Practice or any of their respective Affiliates (including making any negative statements or communications about Purchaser, Parent, Practice or any of their respective Affiliates). The restrictions set forth herein shall not apply to any solicitation directed at the public or any public advertisement of employment opportunities (including, without limitation, through the use of employment agencies) that are not directed at any individual described in clause (ii) or (iii) of this Section (each, a “Covered Individual”) or prevent Feifel or his Affiliates from employing any Covered Individual who contacts such party, directly or indirectly through an intermediary, at his or her own initiative without any direct or indirect solicitation by or encouragement from such party.

(c)    Feifel agrees that, from and after the Closing, Feifel shall not (and shall cause Feifel’s Affiliates not to) make any negative, derogatory or disparaging statement or communication regarding Purchaser, Parent, Practice or any of their respective Affiliates or employees, other than in the good faith performance of any legal duty or obligation of Feifel, conferring in confidence with his legal representatives or in truthful testimony given in response to a lawful subpoena or similar court or governmental order. Each of Purchaser and Parent agrees that, from and after the Closing, it shall cause its directors, members, managers and officers not to publicly make any negative, derogatory or disparaging statement or communication regarding Feifel or any of his Affiliates other than in the good faith performance of the Board’s or such officer’s duties to the Purchaser or Parent, as applicable, conferring in confidence with the Purchaser’s or Parent’s legal representatives or in truthful testimony given in response to a lawful subpoena or similar court or governmental order.

(d)    If, at the time of enforcement of the covenants contained in this Section 5.2 (the “Restrictive Covenants”), a court shall hold that the duration, scope or the Restricted Territory stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that such court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Feifel has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of Purchaser, Parent, Practice or any of their respective Affiliates’ businesses and the substantial investment made by the Purchaser and Parent hereunder. Feifel further acknowledges and agrees that the Restrictive Covenants are being entered into by Feifel in connection with the sale by Practice of the goodwill of the Business and not directly or indirectly in connection with Feifel’s employment or other relationship with any Relevant Entity or Purchaser.

(e)    If any Seller Party or any of its, his Affiliates thereof breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Purchaser and Parent shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable and is in addition to, and not in lieu of, any other rights and remedies available to the Purchaser or Parent at Law or in equity:

(i)    the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Purchaser, Parent and their Affiliates and that money damages would not provide an adequate remedy to the Purchaser, Parent and their Affiliates; and

(ii)    the right and remedy to require any Seller Party to account for and pay over to the Purchaser or Parent any profits, monies, accruals, increments or other benefits derived or received by a Seller Party or any of such Seller Party’s Affiliates as the result of any transactions constituting a breach of the Restrictive Covenants.

(f)    In the event of any breach or violation by a Seller Party of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

5.3.    Public Statements. As of the Effective Date, the Purchaser shall be permitted to issue a public announcement or statement with respect to this Agreement or the transactions contemplated hereby; provided, however, any such announcement or statement shall not include the economic terms hereof including, without limitation, the amount or form of the consideration received by the Seller Parties hereunder. Furthermore, Purchaser shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (a) to authorized representatives and employees of Purchaser or its Affiliates, (b) to its and its Affiliates’ current or prospective investors, lenders, or partners in connection with fundraising activities or fund performance reporting, (c) to any of Purchaser’s Affiliates, accountants, attorneys, financing sources, or other agents, or any other Person to whom Purchaser or its Affiliates discloses such information in the ordinary course of business, and (d) following the Closing to any bona fide prospective purchaser of the equity or assets of Purchaser or its Affiliates; provided that in the case of disclosures made pursuant to the immediately foregoing clauses (a) through (d), the recipient is informed of the confidential nature of such information. Purchaser shall also be allowed to issue general press releases in the ordinary course of business; provided, however, any such announcement or statement shall not include the economic terms hereof including, without limitation, the amount or form of the consideration received by the Seller Parties hereunder.

5.4.    Use of Name. From and after the Closing, none of the Seller Parties nor any of their respective Affiliates, may, directly or indirectly, use any corporate names or trademarks based on the term “Kadima Neuropsychiatry Institute” or any similar terms to identify such Person without the prior written consent of Purchaser; provided, however, that such written consent will not be necessary with respect to the use by Practice of such names or trademarks so long as the Practice Management Documents remain in full force and effect and such use by Practice of such names and/or trademarks shall be subject to the terms and conditions of use as set forth in the Business Support Services Agreement.

5.5.    Consents Not Obtained at Closing.

(a)    To the extent any Contract is not capable of being assigned without the consent or waiver of the other party thereto or any third party (including any Governmental Authority), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, neither this Agreement nor any Related Agreement shall constitute an assignment or an attempted assignment of such Contract.

(b)    The Seller Parties shall use their reasonable best efforts, and the Purchaser shall cooperate with the Seller Parties at any Seller Party’s expense, to obtain any consents and waivers necessary to convey to the Purchaser all Assumed Contracts intended to be included in the Acquired Assets.

(c)    If any such consents and waivers are not obtained with respect to any Contract, this Agreement and the applicable Related Agreement(s) shall constitute an equitable assignment by Practice to the Purchaser of all of Practice’s rights, benefits, title and interest in and to such Contract, to the extent permitted by Law, and the Purchaser shall be deemed to be Practice’s agents for purposes of exercising all of Practice’s rights under such Contract, and Practice shall take all necessary steps and actions, at any Seller Party’s expense, to provide the Purchaser with the benefits of such Contract.

5.6.    Employment and Benefits Matters.

(a)    Purchaser shall make conditional offers of employment to each employee of Practice set forth on Schedule 5.6(a) at similar base compensation levels as such employee maintained prior to the Closing to be effective as of either the Closing or a date selected by Purchaser, in its sole discretion, but not later than three (3) months following the Closing Date (such effective date, the “Transition Date”), subject to satisfactory completion of Purchaser’s standard pre-employment hiring processes. Each employee set forth on Schedule 5.6(a) who accepts such offer and actually commences employment with Purchaser is referred to herein as a “Transferring Employee” so long as such employee remains continuously employed by Purchaser.

(b)    Following the Transition Date, the Transferring Employees will be eligible to participate in such benefit plans as may be offered to similarly situated employees of Purchaser from time to time (collectively, the “Purchaser Plans”) in accordance with the terms and conditions of the Purchaser Plans. For purposes of eligibility, vesting and calculation of vacation and severance benefits (but not other benefit accruals under any defined benefits pension plan) under Purchaser Plans, Purchaser shall credit each Transferring Employee with his or her years of service with Practice or any of its predecessor entities to the same extent as such Transferring Employee was entitled immediately prior to the Transition Date to credit for such service under any similar Practice benefit plan (but not to the extent that any such crediting would result in a duplication of benefits). Purchaser shall cause each Transferring Employee to be eligible to participate in Purchaser’s health and welfare plans commencing on the Transition Date.

(c)    The Seller Parties shall take such action as is necessary to provide that all participants in the Practice Plan have a fully vested and non-forfeitable interest in their entire respective account balances under the Practice Plan as of the Closing (regardless of their years of vesting credit under the Practice Plan). On or prior to the Closing Date, the Seller Parties shall cause Practice to contribute all employer contributions to the Practice Plan that are required to be made under the Practice Plan with respect to all periods prior to the Closing. Prior to, from and after the Closing, the Seller Parties shall take such action as reasonably necessary with regards to the Practice Plan to ensure the participants in the Practice Plan who are Transferring Employees transition into Purchaser’s 401(k) plan as directed by Purchaser.

(d)    From and after the Closing, the Seller Parties shall cooperate with Purchaser to effectuate the transfer of the Transferring Employees’ employment from Practice to Purchaser as of the Transition Date and to implement the provisions of this Section 5.6 and shall cause Practice and its ERISA Affiliates to provide Purchaser with such documents, data and information as may be reasonably necessary to do so.

(e)    The provisions of this Section 5.6 are for the benefit of the Parties only, and no employee of Practice, Purchaser or any of their respective Affiliates, or any legal representatives or beneficiaries of any such employee, shall have any rights or remedies (including third-party beneficiary rights) hereunder. Nothing expressed in or implied by this Section 5.6 will confer upon any employee of Practice, Purchaser or any of their respective Affiliates, or any legal representatives or beneficiaries of any such employee, any rights or remedies (including third-party beneficiary rights), including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee of Practice, Purchaser or any of their respective Affiliates to be other than terminable at will.

5.7.    Waiver of Transfer Restrictions, Etc. In connection with and in furtherance of the transactions contemplated by this Agreement and the Related Agreements, the Seller Parties hereby waive the provisions of the articles of incorporation, bylaws, and other organizational documents of the Relevant Entities, including any stock redemption agreements, to the extent that such provisions might impede or interfere with the transactions contemplated by this Agreement and the Related Agreements, including any transfer restrictions, rights of first refusal and or similar provisions.

5.8.    Termination of Confidentiality Agreement. Effective as of the Closing, Purchaser, Parent and Practice hereby terminate the Confidentiality Agreement and acknowledge and agree that, from and after the Closing, the Confidentiality Agreement will be of no further force or effect, and neither Purchaser, nor Parent, nor Practice will have any rights, duties or liabilities thereunder.

5.9.    Ownership Matters. From and after the Closing, for so long as Holdco holds any Rollover Equity Units, (i) Feifel shall not, and Feifel shall cause Holdco and Practice not to, issue, sell or grant any equity interests or ownership interests of Holdco and/or Practice, or any options, warrants, calls, subscriptions or other rights, agreements or commitments obligating Holdco and/or Practice to issue, sell or grant any equity interests or ownership interests of Holdco and/or Practice, to any Person without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, and (ii) Feifel shall not sell, assign, convey or otherwise transfer any equity interests or ownership interests of Holdco and/or Practice to any Person without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.

5.10.    Professional Liability Policies.

(a)    For so long as Practice and its Healthcare Providers retain professional liability insurance coverage from the same carrier pursuant to policies that were in place immediately prior to the Closing (the “Legacy Policies”), Purchaser shall cause Practice and its Healthcare Providers to retain the same coverage levels and insurance policy coverage terms as were in effect for such policies prior to the Closing.

(b)    In the event that Purchaser elects to have Practice and its Healthcare Providers receive professional liability insurance coverage under policies from a different professional liability carrier, Purchaser shall ensure that the coverage levels and insurance policy coverage terms are consistent with the Legacy Policies.

ARTICLE VI
SURVIVAL; INDEMNIFICATION

6.1.    Survival. The representations and warranties of the Parties contained herein or in any certificate executed and delivered pursuant hereto shall survive the Closing and shall expire on the date that is eighteen (18) months after the Closing Date; except with respect to the (A) representation and warranties related to Taxes (Section 3.16) and (B) Fundamental Representations, which shall survive the Closing and remain in full force and effect until the expiration of the applicable statutes of limitations plus sixty (60) days; except with respect to the representations and warranties in Section 3.12 (Compliance with Healthcare Laws) which shall survive until the sixth (6th) anniversary of the Closing Date; provided further, that there shall be no limitations on the period during which a claim may be made for Losses incurred or sustained by any of the Indemnitees as a result of fraud, willful misconduct or intentional misrepresentation. The representations and warranties in this Agreement and the Schedules attached hereto or in any certificate, instrument or other document delivered by any Party to another Party in connection with this Agreement shall survive for the periods set forth in this Section 6.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any Party, or the knowledge of any Party’s officers, directors, managers, stockholders, members, employees or agents or the acceptance by any Party of any certificate hereunder. For the avoidance of doubt, all covenants, agreements or other provisions set forth herein (unless a longer period is explicitly provided for herein) shall survive the Closing for the maximum time period permitted under Law. Notwithstanding anything to the contrary in this Section 6.1, (i) if a Claim Notice given in accordance with Section 6.4(a) on or prior to the last day of the applicable survival period of a representation, warranty, covenant or other agreement asserts a breach of or inaccuracy in such representation or warranty or a breach of such covenant or other agreement, such representation, warranty, covenant or other agreement shall survive and remain in effect with respect to the claim asserted in such Claim Notice until such claim has been finally resolved, with all statutory or common law statutes of limitations or other time-based defenses applicable to such claim being tolled until such final resolution, and (ii) nothing in this Section 6.1 will impair or otherwise limit any Party’s right to bring or maintain any Action based upon fraud, willful misconduct or intentional misrepresentation. It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 6.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the survival period contemplated hereby. The Parties acknowledge that the time periods set forth in this Section 6.1 for the assertion of claims under this Agreement are the result of arms-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

6.2.    Indemnification.

(a)    By Seller Parties. Subject to the limitations described in Section 6.3 (including the Non-Tipping Basket and Cap, if and to the extent applicable), in consideration of Purchaser’s execution and delivery of this Agreement, each Seller Party (collectively the “Seller Party Indemnitors”) shall, on a joint and several basis, indemnify, defend and hold harmless Purchaser, its Affiliates (including, for the avoidance of doubt, Practice from and after the Closing) and each of their respective partners, directors, managers, officers, employees, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnitees”) and pay on behalf or reimburse such Purchaser Indemnitees in the manner provided for any Losses that such Purchaser Indemnitee may suffer, sustain or become subject to, as a result of, relating to or by virtue of any of the following:

(i)    any breach of or inaccuracy in any representation or warranty made by any Seller Party contained in this Agreement or in any certificate, instrument or other document executed and delivered pursuant hereto;

(ii)    any breach of or failure by any Seller Party to perform any covenant or obligation of such Seller Party contained in this Agreement;

(iii)    any Excluded Liabilities;

(iv)    any claims by or Liabilities with respect to a PPP Loan(s) that may exist and (ii) any other loan from, or Liability of the Relevant Entities to the SBA or any other Person under the CARES Act, “Paycheck Protection Program” or “Economic Stabilization Fund” received by a Seller Party;

(v)    any claims by or Liabilities with respect to any employee of any Relevant Entity relating to such employee’s employment or termination of employment on or prior to the Closing Date by such Relevant Entity, including any and all group insurance claims, worker’s compensation claims or Liabilities arising out of or relating to any accidents, illness or other events which occurred on or prior to the Closing Date; and

(vi)    any matter set forth on Schedule 6.2(a)(vi).

(b)    By Purchaser. Each of Purchaser and Parent (the “Purchaser Indemnitors”) shall, on a joint and several basis, indemnify, defend and hold harmless each of the Seller Parties and each of their respective partners, directors, managers, officers, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnitees”) and pay on behalf or reimburse such Seller Indemnitees in the manner provided for any Losses that such Seller Indemnitee may suffer, sustain or become subject to, as a result of, relating to or by virtue of any of the following:

(i)    any breach of or inaccuracy in any representation or warranty made by Purchaser or Parent contained in this Agreement or in any certificate, instrument or other document executed and delivered pursuant hereto; and

(ii)    any breach of or failure by Purchaser or Parent to perform any covenant or obligation of such Party contained in this Agreement.

6.3.    Limitations on Indemnification Obligations.

(a)    The Seller Party Indemnitors shall not have any obligation to indemnify the Purchaser Indemnitees with respect to any claims for Losses under Section 6.2(a)(i) (except with respect to any breach of or inaccuracy in any Fundamental Representation or fraud, willful misconduct or intentional misrepresentation or Losses arising from third-party claims asserted by Federal Healthcare Programs or any third party payors) until the aggregate amount of all Losses under Section 6.2(a)(i) exceeds [***] (the “Non-Tipping Basket”) in which event the Seller Party Indemnitors shall pay or be liable for all such Losses as of the first dollar in excess of such Non-Tipping Basket.  Thereafter, the Purchaser Indemnitees shall be entitled to indemnification for all Losses under Section 6.2(a)(i) (except with respect to any breach of or inaccuracy in any Fundamental Representation or fraud, willful misconduct or intentional misrepresentation or Losses arising from third-party claims asserted by Federal Healthcare Programs or any third party payors) in excess of the Non-Tipping Basket; provided that, the Seller Party Indemnitors’ aggregate liability under Section 6.2(a)(i) (except with respect to any breach of or inaccuracy in any Fundamental Representation or fraud, willful misconduct or intentional misrepresentation or Losses arising from third-party claims asserted by Federal Healthcare Programs or any third party payors) shall not exceed the Cap (as defined in Section 6.3(b)).

(b)    The Seller Party Indemnitors aggregate liability under Section 6.2(a)(i) to indemnify the Purchaser Indemnitees with respect to any claims for Losses under Section 6.2(a)(i) (except with respect to any breach of or inaccuracy in any Fundamental Representation or fraud, willful misconduct or intentional misrepresentation or Losses arising from third-party claims asserted by Federal Healthcare Programs or any third party payors) shall not exceed an aggregate amount equal to [***] (the “Cap”), except that (i) the applicable Cap for indemnity obligations and Losses arising from, incurred or sustained by, a Purchaser Indemnitee relating to breaches of or inaccuracies in any of the Fundamental Representations shall not exceed an aggregate amount equal to the Purchase Price, and except that (ii) no Cap shall apply to any indemnity obligation resulting from fraud, willful misconduct or intentional misrepresentation or Losses arising from third-party claims asserted by Federal Healthcare Programs or any third party payors.

(c)    For avoidance of doubt, the Non-Tipping Basket shall not apply to Losses incurred or sustained by any of the Purchaser Indemnitees relating to breaches of or inaccuracies in any of the Fundamental Representations.

(d)    For avoidance of doubt, neither the Non-Tipping Basket nor the Cap apply to Losses incurred or sustained by any of the Purchaser Indemnitees relating to, or arising from, fraud, willful misconduct or third-party claims by payors of Federal Healthcare Program or other third party payors, and none of such Losses shall count towards the satisfaction of the Non-Tipping Basket or the Cap.

(e)    With respect to any Liability or Loss of the Business that was specifically taken into account in calculating adjustments to, or components of, the Final Closing Payment, as determined pursuant to Section 1.9, the Purchaser Indemnitees shall not be indemnified by the Seller Party Indemnitors under this Article VI against any such Liability or Loss to the extent necessary to avoid a duplicative, “double-recovery” by the Purchaser Indemnitees under this Article VI.

(f)    The Purchaser Indemnitor shall not have any obligation to indemnify the Seller Indemnitees with respect to any claims for Losses under Section 6.2(b)(i) (except with respect to (A) any breach of or inaccuracy in Section 4.1, Section 4.2 or Section 4.3 or (B) fraud, willful misconduct or intentional misrepresentation) until the aggregate amount of all Losses under Section 6.2(b)(i) exceeds the amount of the Non-Tipping Basket, in which event the Purchaser Indemnitor shall pay or be liable for all such Losses as of the first dollar in excess of such Non-Tipping Basket. Thereafter, the Seller Indemnitees shall be entitled to indemnification for all Losses under Section 6.2(b)(i) (except with respect to (A) any breach of or inaccuracy in Section 4.1, Section 4.2 or Section 4.3 or (B) fraud, willful misconduct or intentional misrepresentation) in excess of the amount of the Non-Tipping Basket; provided that, the Purchaser Indemnitor’s aggregate liability under Section 6.2(b)(i) (except with respect to fraud, willful misconduct or intentional misrepresentation) shall not exceed the Cap.

6.4.    Indemnification Procedures.

(a)    Procedure for Indemnification. Upon becoming aware of any claim for indemnification hereunder (whether as a result of any Action by any third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) or in connection with any Losses which the indemnified party (the “Indemnified Party”) deems to be within the ambit of this Article VI or otherwise), the Indemnified Party shall promptly give, in accordance with the terms of Section 8.3, notice of such claim (a “Claim Notice”) to the indemnifying party (the “Indemnifying Party”), providing reasonable detail, to the extent known by the Indemnified Party, of the basis for such claim and, to the extent practicable, an estimate of the amount of the Losses arising out of or relating to such claim; provided, however, that the failure to give a Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced by such failure (and then only to the extent of such prejudice). If the Indemnified Party and the Indemnifying Party agree in writing to the validity of a claim set forth in a Claim Notice and the amount of Losses associated therewith, or if the Indemnifying Party does not notify the Indemnified Party of its objection to the validity of a claim set forth in a Claim Notice or the amount of Losses associated therewith as set forth in such Claim Notice within thirty (30) days after the Indemnified Party’s delivery of such Claim Notice, then the validity of such claim and the amount of such Losses will be deemed final and undisputed, and, no later than five (5) Business Days thereafter, subject to Section 6.6, Section 6.7 and the other provisions of this Article VI, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds in accordance with a certificate executed by the Indemnified Party and delivered to the Indemnifying Party, certifying the wire instructions for the account to which such payment should be made, the amount of such Losses. If the Indemnifying Party notifies the Indemnified Party of its objection to the validity of a claim set forth in a Claim Notice or the amount of Losses associated therewith as set forth in such Claim Notice within thirty (30) days after the Indemnified Party’s delivery of such Claim Notice and the Indemnified Party and the Indemnifying Party are not able to agree in writing to the validity of such claim or the amount of such Losses, either party may bring an Action to resolve such dispute in accordance with Section 8.14. A “Final Determination” of a claim will be deemed to have been made if, in each case, under the terms and limitations of this Article VI (i) the Indemnified Party(ies) and the Indemnifying Party(ies) agree in writing as to the amount of such claim to which the Indemnified Party(ies) is entitled, or (ii) a final Order of an arbitrator or court of competent jurisdiction (the time for appeal having expired and no appeal having been taken) is issued or entered into specifying the amount of such claim to which the Indemnified Party(ies) is entitled.

(b)    Defense of Third Party Claims. The Indemnifying Party may, at its own expense, (i) participate in the defense of any Third Party Claim and (ii) upon notice to the Indemnified Party and the Indemnifying Party’s written agreement that the Indemnified Party is entitled to indemnification pursuant to Section 6.2 for all Losses arising out of such Third Party Claim, at any time during the course of any such Third Party Claim, assume the defense thereof; provided, however, that (A) the Indemnifying Party’s counsel is reasonably satisfactory to the Indemnified Party and (B) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such Third Party Claim. Notwithstanding the foregoing, if Feifel or Practice is the Indemnifying Party, Feifel or Practice, as applicable, shall not be entitled to assume the defense of any Third Party Claim if (i) the Indemnified Party reasonably believes that such assumption, or an adverse determination with respect to such Third Party Claim, would be detrimental to or injure the Indemnified Party’s reputation, future business prospects or business opportunities, including the Indemnified Party’s commercial relationships or relationships with Governmental Authorities, (ii) the Indemnified Party reasonably believes that the Losses associated with such Third Party Claim could exceed the amount of the funds available in the Indemnity Escrow Account or (iii) such Third Party Claim relates to any criminal Action or any Healthcare Laws or seeks an order, injunction or other equitable remedy. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right (but not the duty) to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If, however, in the opinion of the Indemnified Party’s counsel, the representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in such Third Party Claim, and the Indemnifying Party shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the Parties shall cooperate in the defense or prosecution thereof.

(c)    Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Party, as the case may be, of any Third Party Claim shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that the Indemnifying Party shall not settle or compromise any Third Party Claim, or otherwise acknowledge or admit the validity of such Third Party Claim or any Liability in respect thereof, if such settlement, compromise, acknowledgement or admission (i) would result in an order, injunction or other equitable remedy in respect of the Indemnified Party or would otherwise have a direct adverse effect upon the Indemnified Party’s continuing operations, (ii) would give rise to any Liability on the part of the Indemnified Party for which the Indemnifying Party shall have not agreed in writing that such Indemnifying Party is solely obligated to satisfy and discharge the claim, (iii) would result in Liabilities which, taken together with other existing claims under this Article VI, would not be fully indemnified hereunder or (iv) would reasonably be expected to increase the Liability of the Indemnified Party for Taxes after the Closing Date, in each case, without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed. The Indemnified Party will give the Indemnifying Party at least thirty (30) days’ notice of any proposed settlement or compromise of any order, injunction or other equitable remedy that the Indemnified Party is defending, during which time the Indemnifying Party may, subject to the terms and conditions of this Section 6.4, assume the defense of, and responsibility for, such Third Party Claim and, if it does so, the proposed settlement or compromise may not be made.

(d)    Failure of Indemnified Party to Act. In the event that the Indemnifying Party does not elect to assume the defense of any Third Party Claim, then any failure of the Indemnified Party to defend or to participate in the defense of any such Third Party Claim or to cause the same to be done shall not relieve the Indemnifying Party of its obligations hereunder; provided, however, that the Indemnified Party shall have given the Indemnifying Party at least thirty (30) days’ notice of its proposed failure to defend or participate and, subject to the terms and conditions of this Section 6.4, afforded the Indemnifying Party the opportunity to assume the defense thereof prior to the end of such period.

6.5.    Determination of Losses. The amount of any Losses for which indemnification is provided under this Article VI shall be reduced by any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Losses (net of any costs and expenses incurred in connection with recovering such proceeds and any resulting increase in premiums). Notwithstanding anything to the contrary in this Agreement, solely for purposes of determining (a) whether there has been any inaccuracy in or breach of any representation or warranty of any Seller Party set forth in this Agreement or in any certificate executed and delivered pursuant hereto, and (b) the amount of any Losses that are the subject matter of any claim for indemnification relating thereto, each such representation and warranty shall be read without regard and without giving effect to any qualification regarding materiality, Material Adverse Effect or other terms of similar import or effect set forth in any such representation or warranty (as if such standard or qualification were deleted from such representation or warranty).

6.6.    Indemnity Escrow Account.

(a)    In pursuing the collection of any claims for Losses under Section 6.2(a) (except with respect to any breach of or inaccuracy in any Fundamental Representation or fraud, willful misconduct or intentional misrepresentation), each Purchaser Indemnitee’s initial recourse shall be to proceed against the funds held in the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement until (i) the amount of funds available in the Indemnity Escrow Account has been reduced to zero or (ii) the estimated amount of Losses relating to all unresolved claims for Losses under Section 6.2(a) exceeds the amount of the then-remaining funds available in the Indemnity Escrow Account. For the avoidance of doubt, the funds available in the Indemnity Escrow Account and other recourse identified in Section 6.7 shall not be the Purchaser Indemnitees’ sole sources of recovery for Losses under Section 6.2(a).

(b)    No later than five (5) Business Days following the date that is twelve (12) months after the Closing Date (“Indemnity Escrow Release Date”), Purchaser and Feifel shall (or Feifel shall cause the Practice to) submit a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to disburse from the Indemnity Escrow Account to an account designated in writing by Feifel an amount equal to (i) the amount of the then remaining funds available in the Indemnity Escrow Account minus (ii) the aggregate amount of Losses in respect of claims set forth in Claim Notices given by the Purchaser Indemnitees in accordance with Section 6.4(a), on or prior to the Indemnity Escrow Release Date, that have not been finally determined pursuant to Section 6.4(a) or a final, non-appealable Order of a court of competent jurisdiction (collectively, “Pending Claims”); provided, however, that, in the event that no Purchaser Indemnitee has given a Claim Notice in accordance with Section 6.4(a) on or prior to the Indemnity Escrow Release Date, Purchaser and Feifel shall (or Feifel shall cause the Practice to) submit a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to disburse from the Indemnity Escrow Account to an account designated in writing by Feifel an amount equal to the then remaining funds available in the Indemnity Escrow Account. No later than five (5) Business Days following the Final Determination of any Pending Claim, Purchaser and Feifel shall (or Feifel shall cause the Practice to) submit a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to disburse from the Indemnity Escrow Account (x) to an account designated in writing by Purchaser, an amount equal to the lesser of (A) the amount of Losses in respect of such Pending Claim as so determined, if any, or (B) the amount of the then remaining funds available in the Indemnity Escrow Account and (y) to an account designated in writing by Feifel, an amount, if any, equal to (A) the amount of the then remaining funds available in the Indemnity Escrow Account (after giving effect to the disbursement contemplated by the foregoing clause (x)) minus (B) the aggregate amount of Losses in respect of the Pending Claims that do not have a Final Determination. For the avoidance of doubt, the funds available in the Indemnity Escrow Account shall not be the Purchaser Indemnitees’ sole source of recovery for Losses under Section 6.2(a)(i) or any other provision of Section 6.2(a).

(c)    Immediately following Practice’s receipt of any funds from the Indemnity Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement, Practice shall, and Feifel shall cause Practice to, distribute the portion of such funds received by Practice to Feifel.

6.7.    Sources of Recovery; Right of Setoff.

(a)    With respect to claims for Losses under this Article VI, subject to Section 6.6 and the other provisions of this Article VI, Feifel, Practice and Holdco may, at their sole discretion, elect to satisfy any claims for Losses (i) through a set-off against any amount owed by Purchaser or Parent under this Agreement (or a Related Agreement) to a Seller Party or any distribution by Purchaser in respect of the Rollover Equity Units, if any, (ii) by payment of cash by Feifel or HoldCo or (iii) by delivery to Purchaser of a number of Rollover Equity Units, if any, held by Holdco (or its permitted transferees) (or other securities granted by Purchaser or Parent or exchanged between Parent and Purchaser or by another Person) equal to the amount of such Losses based on a value per unit equal to the greater of (1) the Value Per Rollover Unit at Closing or (2) the then-current fair market value per unit, as reasonably determined by the Purchaser in good faith.

(b)    Notwithstanding the foregoing, if a claim for Losses payable by Feifel, Practice or Holdco has not been satisfied by Feifel, Practice and/or Holdco within thirty (30) days of the date when any such indemnification payment finally became due and payable pursuant to a Final Determination, each Purchaser Indemnitee shall have the right to demand from Practice, Holdco or Feifel satisfaction of such Losses through, at the election of such Purchaser Indemnitee in such Purchaser Indemnitee’s sole discretion, any of the means (or any combination thereof) set forth in clauses (i) through (iii) of Section 6.7(a).

(c)    In the event that any Party elects to have any Losses under this Article VI satisfied by delivery of any Rollover Equity Units (or other securities granted by Purchaser, Parent or exchanged by another Person), if any, pursuant to Section 6.7(a), Holdco and Feifel hereby agree to cause such Rollover Equity Units, or such other securities held by Feifel or Holdco, if any, to be delivered to Purchaser or Parent (as applicable) or the issuer thereof in satisfaction of Holdco or Feifel’s obligations hereunder, including by causing Holdco or Feifel to execute and deliver stock transfer or unit transfer powers, in form and substance reasonably acceptable to Purchaser or Parent (as applicable), evidencing and effecting the transfer to Purchaser of such Rollover Equity Units, or other securities as applicable, if any, and authorizes Holdco or Feifel, as applicable, to transfer such Rollover Equity Units, or other securities as applicable, if any, to Purchaser or Parent, as applicable, on the books of the applicable entity. Notwithstanding the foregoing, if Feifel or Holdco fails to cause such Rollover Equity Units, or other securities as applicable, if any, to be delivered in satisfaction of Feifel’s obligations hereunder (or Feifel fails to cause Holdco pursuant to Holdco’s obligations hereunder), without any further action by Feifel, Holdco or Practice (if necessary), Holdco and/or Feifel shall automatically forfeit all of Holdco’s and/or Feifel’s rights, title and interest in and with respect to the applicable Rollover Equity Units, or other securities, if any, and Purchaser or Parent (as applicable) shall be deemed the owner of such Rollover Equity Units, or other securities, if any, for all purposes.

6.8.    Tax Treatment of Indemnity Payments. For all Tax purposes, the Purchaser and the Seller Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price, unless otherwise required by Law.

6.9.    Exclusive Remedy. Subject to Section 5.2(e) and Section 8.11 and except with respect to fraud, willful misconduct or intentional misrepresentation, each Party’s sole and exclusive remedy for any breach of this Agreement by another Party shall be as provided in this Article VI.

ARTICLE VII
TAX MATTERS

7.1.    Apportionment of Taxes. For purposes of this Agreement, if any Tax relates to a period that begins on or before and ends after the Closing Date (the “Straddle Period”), the Parties shall use the following conventions for determining the portion of such Tax that relates to a Pre-Closing Tax Period and the portion that relates to a Post-Closing Tax Period: (a) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Taxes shall be attributable to the Post-Closing Tax Period; and (b) in the case of all other Taxes (including income Taxes, employment Taxes and sales and use Taxes), the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology”, and the remaining amount of the Taxes for such period shall be attributable to the Post-Closing Tax Period.

7.2.    Tax Returns. Feifel shall prepare or cause to be prepared and file or caused to be filed all Tax Returns for taxable periods ending on or prior to the Closing Date for Practice the due date of which is after the Closing Date. Feifel shall submit such Tax Returns to Purchaser for review and approval at least twenty (20) days prior to their filing (or, if required to be filed within twenty (20) days of the Closing Date or end of the taxable period to which such Tax Return relates, as soon as reasonably practicable after the Closing Date or end of such taxable period, as applicable), which such approval not to be unreasonably withheld, conditioned or delayed.

7.3.    Tax Controversies. After the Closing Date, Feifel shall have the right to control, at his sole expense, any Tax audits, Tax disputes or administrative, judicial or other proceedings related to Practice (“Tax Controversies”) that relate exclusively to a taxable period ending on or prior to the Closing Date, to employ counsel and other advisors of his choice at his expense and to control the conduct of such Tax Controversy; provided, however, that Feifel shall: (i) promptly notify Purchaser in writing of any such Tax Controversy, (ii) keep Purchaser reasonably informed with respect to the status of such Tax Controversy, including by giving Purchaser advance notice of, and an opportunity to attend, any in-person or telephonic meetings and providing Purchaser with copies of all written correspondence or other submissions sent to, or received by, any Governmental Authority with respect to such Tax Controversy, (iii) allow Purchaser to participate in any such Tax Controversy at its own expense, and (iv) not settle or otherwise resolve such Tax Controversy without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall control all other Tax Controversies.

7.4.    Cooperation on Tax Matters. The Seller Parties shall cooperate, as and to the extent reasonably requested by the Purchaser, in connection with any Tax matters relating to the Practice, the Business, or the Acquired Assets, including (a) assist in the preparation and timely filing of any Tax Return relating to the Practice, the Business or the Acquired Assets; (b) assist in any audit or other proceeding with respect to Taxes or Tax Returns relating to the Practice, the Business or the Acquired Assets; (c) retain for the full period of any statute of limitations and make available any information, records, or other documents relating to any Taxes or Tax Returns relating to the Practice, the Business or the Acquired Assets; and (d) provide any information required to allow the Purchaser to comply with all information reporting or withholding requirements contained in the Code or other applicable Laws.

7.5.    Transfer Taxes. Any and all goods and services, sales, use, purchase and transfer Taxes, including any value added, excise, stock transfer, gross receipts, stamp duty, real estate transfer and real, personal or intangible property transfer Taxes and other similar Taxes, and any conveyance fees or recording charges due by reason of the transfer of the Acquired Assets, including any interest or penalties in respect thereof (the “Transfer Taxes”), shall be paid by Feifel. The Party required by applicable Law shall prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and shall do so in the time and manner required by appliable Law, and, if required by applicable Law, the other Parties will join in the execution of any such Tax Returns and other documentation.

7.6.    Wage Reporting. With respect to employment Tax matters (a) Purchaser shall not assume Practice’s obligation to prepare, file, and furnish IRS Form W-2s with respect to the employees of the Business that transfer employment from Practice to Purchaser at (or immediately after) the Closing for the year including the Closing Date; (b) Practice and Purchaser shall agree to elect the “standard procedure” with respect to each such employee pursuant to the procedure prescribed by Section 4 of IRS Revenue Procedure 2004-53, 34 I.R.B 320; and (c) Practice and Purchaser shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all such employees in all appropriate jurisdictions. Feifel shall indemnify and hold Purchaser harmless from any Taxes incurred by Purchaser that result from any Seller Party’s failure to comply with appropriate employment Tax matters

ARTICLE VIII
MISCELLANEOUS

8.1.    Expenses. The Seller Parties, on the one hand, and the Purchaser, on the other hand, shall each pay their own expenses (including the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation and consummation of this Agreement and the transactions contemplated hereby.

8.2.    Bulk Sales Laws. The Parties waive compliance with the requirements of the applicable Bulk Sales Laws in connection with the consummation of the transactions contemplated hereby.

8.3.    Notices. Any notice, request, demand or other communication given by any Party under this Agreement (each a “Notice”) shall be in writing, may be given by a Party or its legal counsel and shall be deemed to be duly given (a) when personally delivered, (b) upon delivery by an internationally recognized express courier service which provides evidence of delivery, (c) when three (3) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the Party to whom directed at that Party’s address as it appears below or another address of which that Party has given notice, (d) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier or (e) on the date of transmission if sent by electronic mail. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

If to any Seller Party, to:

David Feifel, M.D., Ph.D.

[***]

Email: [***]

with a copy (which will not constitute notice) to:

Witham Mahoney & Abbott, LLP

401 B Street, Suite 1900

San Diego, California 92101
Attn: Charles B. Witham, Esq.

Email: witham@wmalawfirm.com

If to the Purchaser, to:

HTX Management Company, LLC
c/o Hope Therapeutics, Inc.
[***]

[***]

Attn:   Jonathan Javitt, Co-CEO

Email: [***]

with a copy (which will not constitute notice) to:

Baker Donelson PC
186 S. Wood Avenue
Suite 300

Iselin, New Jersey 08830
Attn: Lisa Gora, Esq.

Facsimile: 973-218-5849

Email: Lgora@bakerdonelson.com

8.4.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement, or any part hereof, may not be assigned without the prior written consent of Feifel and Purchaser, which consent may be withheld in the sole discretion of either such Person; provided, however, that Purchaser may, without the consent of a Seller Party, (a) pledge its rights under this Agreement to any Person that provides funds to Purchaser or its Affiliates, (b) assign any or all of its rights and obligations under this Agreement to one (1) or more Affiliates of Purchaser, or (c) assign any or all of its rights and obligations under this Agreement to any acquirer of all or substantially all of the Business, whether by merger, asset purchase, stock purchase or otherwise.

8.5.    Entire Agreement; Modification. This Agreement (and all Schedule and Exhibits hereto) supersedes all prior agreements and understandings between the Parties or any of their respective Affiliates (written or oral) relating to the subject matter hereof, is intended to be the entire and complete statement of the terms of the agreement between the Parties and may be amended or modified only by a written instrument executed by Feifel and Purchaser. The waiver by a Party of any breach of any provision of this Agreement by any other Party shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of such provision or any other provision of this Agreement or a waiver of such provision itself.

8.6.    Section and Other Headings. The table of contents and section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.7.    Governing Law. This Agreement shall be exclusively interpreted and governed by the Laws of the State of Delaware, without regard to its conflict of law provisions.

8.8.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

8.9.    Electronic Delivery. This Agreement and any Related Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic means including, without limitation, a portable document format (.pdf), any electronic signature complying with the U.S. Federal ESIGN Act of 2000, as amended or similar reproduction of such signed writing using electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a contract, and each Party hereby irrevocably waives any such defense.

8.10.    Further Assurances. Each of the Parties shall execute such documents and other papers and take such further actions as may be required to carry out the provisions hereof and the transactions contemplated hereby, including for purposes of vesting the Purchaser with full right, title and interest in, to and under, and/or possession of, all of the assets used in the Business (other than the Excluded Assets), including such assets owned by any Person (other than Seller) that is an Affiliate of any Seller Party.

8.11.    Specific Performance. Each of the Parties hereby acknowledges and agrees that the failure of any Party to perform its covenants and agreements hereunder would cause irreparable injury to the other Parties for which damages, even if available, would not be an adequate remedy. Accordingly, each of the Parties hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations hereunder and to the granting by any such court of the remedy of specific performance of such obligations. Each of the Parties hereby agrees that such Party will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, this Agreement shall not be required to provide any bond or other security in connection with any such injunction.

8.12.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.13.    No Third Party Beneficiaries. Neither this Agreement nor any provision hereof is intended to confer upon any Person (other than the Parties) any rights or remedies hereunder; provided, however, that this Agreement is intended to benefit, and to be enforceable by, the Purchaser Indemnitees.

8.14.    Dispute Resolution.

(a)    Except for the matters to be decided by the Referral Firm pursuant to Section 1.9 and subject to Section 8.14(b) below, any controversy, claim, dispute or disagreement arising out of or relating to this Agreement or the transactions contemplated hereby shall be settled, at the request of any Party to this Agreement through binding arbitration to be conducted by the American Health Law Association (“AHLA”) by selection of one single arbitrator selected pursuant to the AHLA’s Dispute Resolution Service Rules and Procedures (the “AHLA Rules”) utilizing a mutually agreeable arbitrator from AHLA’s panel of neutrals who is knowledgeable with transactions like those contemplated by this Agreement. The place of arbitration shall be San Diego, California, or such other place as mutually agreed by the Parties and, unless otherwise agreed to by the Parties, all proceedings and hearings shall be conducted remotely using videoconference, teleconference or other appropriate electronic/virtual technology and each Party hereby waives, and agrees not to assert, any objection or defense arising from or related to any basis that all or any portion of an arbitration proceeding was conducted remotely by such methods. Either Party may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with AHLA and giving a copy of such demand to each other Party to the dispute in accordance with Section 8.3. The arbitration shall be conducted in accordance with the provisions of the AHLA Rules in effect at the time of filing of the demand for arbitration. The Parties shall cooperate with AHLA and with each other in promptly selecting an arbitrator from the AHLA’s panel of neutrals and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The Parties will participate in the arbitration in good faith and agree that they shall share in its costs in accordance with this Agreement. The provisions of this Section may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(b)    Notwithstanding anything in this Agreement, including Section 8.11 or any Related Agreement to the contrary, in the event that a Party has breached a provision of this Agreement that entitles any other Party(ies) to injunctive or other equitable relief, the non-breaching party may commence an action for such relief in any federal or state court of competent jurisdiction.

8.15.    Jury Trial Waiver. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE RESOLVED BY BINDING ARBITRATION, SUBJECT TO SECTION 8.14.

8.16.    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.17.    Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. When used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” shall be construed in the inclusive sense of “and/or”. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The phrase “made available” when used in this Agreement means that the document or information referred to has been posted to an electronic data room that is accessible by the referenced Party or a representative of such Party, in each case, not less than three (3) days prior to the Closing Date. All references to contracts, agreements, leases or other arrangements shall refer to oral as well as written matters.

8.18.    Schedules. Any information or disclosure set forth on any Schedule shall not be deemed to be disclosed or incorporated by reference with respect to any other Schedule unless (and then only to the extent that) the applicability of such information or disclosure to such other Schedule is reasonably apparent on its face. Any capitalized terms used in any Schedule and not otherwise defined in such Schedule or any other Schedule have the meanings set forth in this Agreement. All schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

8.19.    Certain Waivers. Feifel hereby agrees that Feifel shall not make any claim for indemnification, contribution or other payment against Practice by reason of the fact that Feifel is or was a stockholder, member, director, manager, officer, employee or agent of Practice or any of their respective Affiliates or is or was serving at the request of Practice or any of its respective Affiliates as a director, manager, officer or agent of another Person (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any Action brought by any of the Purchaser Indemnitees pursuant to this Agreement or in connection with the transactions contemplated hereby, and Feifel hereby acknowledges and agrees that Feifel shall not have any claim or right to indemnification, contribution or other payment from Practice with respect to any amounts paid or payable by Feifel pursuant to this Agreement or in connection with the transactions contemplated by this Agreement. Effective upon the Closing, Feifel hereby irrevocably waives, releases and discharges Purchaser, Practice and their respective Affiliates from any and all Liabilities to Feifel of any kind or nature whatsoever, whether in Feifel’s capacity as a stockholder, member, director, manager, officer, employee or agent of Practice or any of their respective Affiliates or otherwise, in each case, whether absolute or contingent, liquidated or unliquidated or known or unknown and whether arising under any agreement or understanding or otherwise at law or in equity arising out of or relating to any act or omission taken or omitted to be taken from the beginning of time through the Closing, and Feifel hereby agrees that Feifel shall not seek to recover any amounts in connection therewith or thereunder from Purchaser, Practice or any of their respective Affiliates; provided, however, that nothing in this sentence shall affect Feifel’s rights under this Agreement or any Related Agreement.

8.20.    Independent Counsel. Each of Feifel, Holdco and Practice hereby warrants and represents that each has been advised of the following: (i) each should be represented by counsel of such Party’s own choosing in the preparation and analysis of this Agreement; (ii) each is fully aware that the counsel for the Purchaser Parties has not acted or purported to act on behalf of a Seller Party; (iii) each has been represented by independent counsel; and (iv) each has read this Agreement and each of the agreements and schedules referenced herein and contemplated by the transaction herein with care and believes that he/it is fully aware of and understands the contents thereof and its legal effect.

ARTICLE IX
DEFINITIONS

9.1.    Definitions. The following terms have the following meanings for purposes of this Agreement:

“Accounting Principles” means cash basis, as modified by the historical principles, practices, assumptions, policies, methodologies and judgments used by the Practice, consistently applied.

“Action” means any (a) Order, suit, litigation, proceeding, hearing, arbitration, action, settlement agreement, corporate integrity agreement or audit or (b) claim, charge, complaint, demand, investigation or dispute.

“Adjustment Escrow Amount” means an amount equal to [***].

“Affiliate” means (a) with respect to an individual, (i) the family members of such individual by blood, adoption or marriage, (ii) such individual’s spouse or ex-spouse and (iii) any Person that is directly or indirectly under the Control of such individual or any such family member, (b) with respect to a trust, (i) the beneficiaries, trustees, settlors and grantors of such trust and (ii) any Person that is directly or indirectly under the Control of any such individual, (c) with respect to any Person other than an individual or a trust, any other Person that, directly or indirectly, through one (1) or more intermediaries, Controls, is Controlled by or is under common Control with such Person and any director, manager or officer of such Person and (d) with respect to Purchaser, means any other Person, director, manager or officer identified in the foregoing clause (c) and any Affiliated Practice. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to or otherwise files a Tax Return or pays a Tax as an affiliated, consolidated, combined, unitary or other group recognized by applicable Tax Law.

“Affiliated Practice” means any Person that is or becomes a party to a business support services agreements or other management services agreement or transition services agreement with Purchaser.

“Bulk Sales Laws” means the Laws of any jurisdiction relating to bulk sales which are applicable to the sale of the Acquired Assets by Seller hereunder.

“Business” means the businesses of the Practice, as conducted on the date hereof and as proposed to be conducted, including but not limited to, the business as described in the Whereas Clauses.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banks are authorized to close in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder.

“CARES Act Terms” means all terms and conditions established by any Governmental Authority for the receipt of any funds under any CARES Act Program.

“Cash” means the aggregate amount, as of 12:01 a.m. Pacific Time on the Closing Date, of the cash of the Practice, excluding (a) any cash held in escrow, trust, deposited with a third party or otherwise restricted in use or access, including any cash held on behalf of any employee of the Practice, and (b) the face amount of any checks written and not yet cleared, determined in accordance with the Accounting Principles; provided, however that “Cash” will be reduced to the extent that any cash of the Practice is used or transferred on the Closing Date (i) to pay any dividends, distributions or other amounts to Feifel, (ii) to repurchase any shares of the capital stock of Practice, (iii) to pay any Indebtedness, Indebtedness-Like Items or Liabilities that would have constituted Indebtedness or Indebtedness-Like items had such Liabilities not been paid prior to the Closing, (iv) to pay any Transaction Expenses or (v) otherwise to pay for items outside of the Ordinary Course of Business.

“[***] Unit” has the meaning set forth in the LLC Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Business” means (a) the Business, (b) and any other services relating to the foregoing, including administrative, back-office, management services.

“Conditions Precedent to Close” shall have the meaning as set forth at Section 2.4 hereof.

“Confidential Information” means any information concerning the Business, the Acquired Assets or the pre-Closing affairs of any Relevant Entity that is not generally available to the public; provided, that information that is or becomes generally available to the public, other than by disclosure by a Seller Party, shall not constitute “Confidential Information”.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of September 2024 between Purchaser and Practice.

“Contract” means any contract, lease, commitment, sales order, purchase order, agreement, understanding, indenture, mortgage, note, bond, instrument, plan or license.

“Contributed Assets” means an undivided interest in and ownership of the Acquired Assets equal to the Contributed Asset Percentage.

“Contributed Asset Percentage” means the fraction, expressed as a percentage, (x) the numerator of which is the Rollover Amount and (y) the denominator of which is the Purchase Price.

“Coronavirus Legislation” means the CARES Act, the Families First Act and any other U.S. federal, state, local or non-U.S. Law relating to COVID-19, including, for the avoidance of doubt, any executive order and any administrative guidance or action implementing or interpreting any Coronavirus Legislation, including the California COVID-19 Prevention Non-Emergency Regulations.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus, coronavirus disease or COVID-19.

“COVID-19 Control Measure” means any pandemic, travel ban or restriction, quarantine, sequester, “shelter in place”, “stay at home”, social distancing, work restriction, business suspension, shut down or closure, resource allocation or similar Law, Order, policy, advice or recommendation by any Governmental Authority relating to COVID-19, including the measures required by California COVID-19 Prevention Non-Emergency Regulations.

“Current Assets” means the aggregate amount, as of 12:01 a.m. Pacific Time on the Closing Date, of the current assets of the Practice (other than any cash and cash equivalents and assets relating to Taxes), determined in accordance with the Accounting Principles.

“Current Liabilities” means the aggregate amount, as of 12:01 a.m. Pacific Time on the Closing Date, of the current liabilities of the Practice (other than any Indebtedness, Indebtedness-Like Items and Transaction Expenses), determined in accordance with the Accounting Principles.

“Employee Retention Credit” means any employee retention credit provided for by the CARES Act (including as amended by the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021) and any similar credit under state or local Law, in each case, that have been applied for prior to the Closing.

“Environmental Laws” means all Laws and Orders relating to (a) the protection of human health, safety, the environment, natural resources and wildlife; (b) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of or exposure to any Hazardous Substance; or (c) pollution, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any other so-called “Superfund” or any “Superlien” Law and any other Law having a similar subject matter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a controlled group for purposes of Section 4001(a)(14) of ERISA or that is treated as a single employer for purposes of Section 414 of the Code.

“Excluded Taxes” means any Liability for (a) Taxes of Holdco and Feifel for any taxable period; (b) Taxes that relate to the Business, the Acquired Assets or Practice for any Pre-Closing Tax Period (determined, with respect to any Straddle Period, in accordance with Section 7.1); (c) Transfer Taxes for which Feifel is responsible pursuant to Section 7.5; (d) Taxes of any Affiliated Group with respect to which Practice (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation or otherwise; (e) Taxes of any Person for which Purchaser or its Affiliates become liable as a transferee or successor, by Contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date; (f) employment Taxes (including withholding Taxes) required to be paid or collected with respect to any payments contemplated by this Agreement or arising in connection with the transactions contemplated by this Agreement; (g) any disallowed Employee Retention Credit amounts (and any related Losses); (h) Taxes resulting from or relating to the Pre-Closing Reorganization, including any failure to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (or any analogous or corresponding provision of state or local Tax Law); (i) any costs or expenses relating to any audit, contest or proceeding relating to any of the foregoing clauses (a) through (g). Excluded Taxes shall exclude Taxes to the extent actually included in the computation of Indebtedness-Like Items, as finally determined.

“Families First Act” means the Families First Coronavirus Response Act, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value”, with respect to any Rollover Equity Unit, has the meaning set forth in the LLC Agreement.

“Federal Healthcare Programs” means Medicare, Medicaid, TRICARE, federal or state-sponsored workers’ compensation programs and all other similar federal, state or local reimbursement or governmental programs.

“Flow of Funds Spreadsheet” means the Flow of Funds Spreadsheet attached hereto as Exhibit D.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.8(a), 3.11(b), 3.12 and 3.22.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and other quasi‑governmental entities established to perform such functions.

“Hazardous Substance” means any substance that is (a) defined, listed or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law; (b) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic; (c) any petroleum product, by-product, or derivative, including crude oil or any fraction thereof; (d) asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive materials or radon; or (e) any other substance or material that is regulated pursuant to any Environmental Law.

“Healthcare Laws” means all Laws applying to Persons involved in the provision or administration of, or the submission of claims for or the receipt of payment for, healthcare products or services by reason of the nature of their businesses, but excluding Laws that generally also apply to Persons not engaged in such businesses, and including: (a) the federal Anti‑Kickback Statute (42 U.S.C. § 1320a‑7b(b)), Sections 1320a‑7 and 1320a‑7a of Title 42 of the United States Code, the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§ 1395nn and 1396b), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347) and any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations, (b) the Health Information Laws, (c) Medicare (Title XVIII of the Social Security Act), the regulations and subregulatory guidance promulgated thereunder, (d) Medicaid (Title XIX of the Social Security Act) including the regulations and subregulatory guidance promulgated thereunder as well as comparable state Medicaid statutes and regulations, (e) TRICARE (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder, (f) quality and safety Laws relating to the regulation, storage, provision or administration of, or payment or rebates for, healthcare products or services, including prescription products, immunotherapy antigens, durable medical equipment, prosthetics and controlled substances, or the conducting of clinical research (e.g., Federal Food, Drug & Cosmetics Act (21 U.S.C. §§ 301 et seq.), the Controlled Substances Act (21 U.S.C. §§ 801 et seq.) and the Public Health Service Act (42 U.S.C. §§ 201 et seq.), (g) all Laws relating to the sale or dispensing of hearing aids, (h) Laws governing the provision of services to employees with workers compensation coverage or licensure or certification as a healthcare organization to provide such services, (i) the California Physician Ownership and Referral Act of 1993, (“PORA”) and California Labor Code Section 139.3, (j) Cal. Bus. & Prof. Code §650.01 and California Health & Safety Code, Section 445, (k) licensure Laws relating to the regulation, provision or administration of, or payment for, healthcare items, services or goods and the ownership or operation of medical or surgical equipment, immunotherapy antigens or other supplies or accessories, including Laws relating the so-called “corporate practice of medicine” and fee splitting, each of the foregoing clauses (a) through (k) as amended from time to time, and (l) any implementing regulations or program guidance of a Third Party Payor Program that has the force of Law.

“Indebtedness” means the aggregate amount, as of immediately prior to the Closing, of : (a) all indebtedness of the Practice for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including all obligations arising from bank overdrafts), (b) all indebtedness of the Practice evidenced by any note, bond, debenture or other similar instrument or debt security, (c) all liabilities of the Practice for any drawn letters of credit, performance bonds, surety bonds and similar obligations, (d) all indebtedness for the deferred purchase price of property or services with respect to which the Practice is liable, contingently or otherwise, as obligors or otherwise, (e) all obligations under leases required to be capitalized in accordance with the Accounting Principles with respect to which the Practice is liable as obligor, (f) all indebtedness secured by a Lien on Practice’s assets, (g) all loans/advances payable by the Practice to Feifel or any of Feifel’s Affiliates, (h) all non-compete payments, earn-out obligations and other obligations owed to former owners of businesses acquired by the Practice, (i) all liabilities or obligations of the Practice under any currency or interest swap, hedge or similar protection device, (j) all commitments by which the Practice assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (k) all obligations and liabilities of the Practice in respect of declared but unpaid dividends or distributions, (l) all guarantees made by the Practice in connection with the foregoing and any other financial guarantees of the Practice of any kind, (m) all amounts that the Practice owes to a third party by Contract or Order regarding actual or threatened litigation or controversy, (n) all amounts due to or in respect of current or former employees of the Practice (other than accrued payroll due to current employees), for (i) unpaid vacation or other paid time-off, (ii) unpaid bonuses or commissions, (iii) any other bonus or commission amounts related to the pre-Closing period, (iv) unpaid 401(k) profit sharing and other employer contributions owed by the Practice and (v) severance payments or other similar obligations (including obligations to pay professional liability insurance tail coverage) or other similar obligations owed by the Practice relating to the termination of any former employees (including the employer portion of any related payroll and other employment Taxes for the foregoing items (i) through (v)), (o) all obligations of the Practice for real estate Taxes, unless included in rent or required to be paid as part of the Real Property Leases, and (p) all interest, penalties, fees and expenses (including prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with repayment) on any of the foregoing items (a) through (o).

“Indebtedness-Like Items” means (a) the aggregate amount, as of immediately prior to the Closing, of all credits, refunds and overpayments owed by the Practice to patients or Payors, (b) any payroll or other employment Taxes deferred by the Practice under any Coronavirus Legislation and (c) amounts attributable to construction projects for Practice that are in process as of the Closing.

“Indemnity Escrow Amount” means [***].

“Law” means any law, statute, regulation, ordinance, rule, rule of common law, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority, including state, federal and foreign criminal and civil laws and/or related regulations.

“Leased Assets” means all tangible assets subject to any of the Real Property Leases or any personal property leases or otherwise leased by any Relevant Entity in connection with the operation of the Business.

“Liabilities” means any debt, claim, obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due), including those arising under any Law or Contract and including any liability for Taxes.

“Lien” means, with respect to any property or asset, any security interest, lien, charge, mortgage, deed, assignment, pledge, hypothecation, encumbrance, servitude, easement, encroachment, lease or sublease, restriction, claim, judgment, option, right of first offer, right of first refusal or interest of another Person of any kind or nature.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Purchaser, as amended, supplemented, restated or otherwise modified from time to time.

“Losses” means all Liabilities, losses, costs, damages, Taxes, claim, demand, action, causes of action, deficiency, fine, penalties or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and reasonable amounts paid in investigation, litigation, defense or settlement of any of the foregoing); provided, however, that, in each case except in connection with fraud or damages associated with a Third Party Claim, “Losses” shall not include any punitive, special, incidental, consequential or indirect (including loss of future revenue or income, loss of business reputation or opportunity, or diminution of value or any damages based on any type of multiple or financial measure (including net income, EBIT, EBITDA or similar measures), damages.

“Lower Net Working Capital Target” means the amount equal to ninety-five percent (95%) of the Net Working Capital Target.

“Material Adverse Effect” means a material and adverse effect on (a) the assets, liabilities, business, operations, condition (financial or otherwise), prospects or results of operations of the Business or the Practice or (b) the ability of any Seller Party to consummate timely its obligations under this Agreement or any Related Agreement; provided, however, that, with respect to the foregoing clause (a) any event, change, development, effect or circumstance resulting from or relating to: (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in any Law or the enforcement, implementation or judicial interpretation thereof, (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser, (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with any Seller Party and/or the Business, (viii) any natural or man-made disaster or acts of God, (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies including, without limitation, the pandemic resulting from the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) also known as the novel coronavirus, and the disease caused thereby referred to as COVID-19, or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (but not the underlying cause of such failure) shall not be taken into account in determining if a Material Adverse Effect exists or has occurred; provided further, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v), (viii) and (ix) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business or the Practice compared to other participants in the industries in which the Business or the Practice participate.

“Net Working Capital” means the Current Assets minus the Current Liabilities.

“Net Working Capital Target” means [***]Dollars $*.

“Order” means any judgment, order, direction, decree, stipulation, injunction, writ, charge or other restriction of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency); provided, that in no event will any act or omission of any Relevant Entity in response to COVID-19 or COVID-19 Control Measures be considered ordinary course of business consistent with past custom and practice.

“Payor” means any insurer, health maintenance organization, third party administrator, employer for a self-funded plan, union for a self-funded plan or Government Program (including any Third Party Payor Program) that has authorized any Seller Party as a provider of health care items, services and goods to the members, beneficiaries, participants or the like thereof or to whom the Practice has submitted a claim for items, services or goods.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Information” means any information that identifies a specific natural person, including (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number or (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords, (b) Protected Health Information (as defined under HIPAA) and (c) any information pertaining to an individual that is regulated or protected by Law.

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“PPP Loan” means the following loans extended to Practice by First-Citizens Bank & Trust Company in connection with the SBA’s “Paycheck Protection Program:” (i) that certain loan in the principal amount of [***], approved as of [***]; and (ii) that certain loan in the principal amount of [***], approved as of [***].

“Practice Management Documents” means (a) a Business Support Services Agreement by and among Purchaser, Practice and Feifel, (b) a power of attorney by and between Purchaser and Practice, (c) a government lockbox account agreement by and between Purchaser and Practice, (d) an employee leasing agreement by and between Purchaser and Practice, (e) a physician liaison agreement by and between the Purchaser and Feifel, (f) a security agreement by and between Practice and Purchaser, (g) a deficit funding loan agreement by and between Practice and Purchaser, and (g) a directed equity transfer agreement by and among Purchaser, Practice and Feifel.

“Practice Plan” means Kadima Neuropsychiatry Institute 401(k) Profit Sharing Plan with Decimal, Inc. dba Ubiquity Retirement + Savings .

“Pre-Closing Tax Period” means any Tax period (or portion thereof) that ends on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Related Agreements” means all agreements, instruments and documents executed and delivered under this Agreement or in connection herewith, including the Pre-Closing Reorganization and Practice Management Documents.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Substances (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances) into the environment.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal Law then in force.

“Seller’s Knowledge” means the actual knowledge of Feifel and/or Mary Feifel without any independent duty of investigation or inquiry.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, duties, levies or other assessments, including gross income, net income, gross receipts, net receipts, capital gains, gross proceeds, net proceeds, ad valorem, profits, license, payroll, employment, excise, severance, stamp, lease, occupation, equalization, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property (whether tangible or intangible), unclaimed or abandoned property, escheat, gaming, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, charges or fees of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return (including estimated), declaration, report, claim for refund or information return or statement relating to Taxes filed, or to be filed, with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Payor Programs” means all third party Payor programs, including Medicare, Medicaid, TRICARE, workers compensation and any other federal or state health care programs, as well as Blue Cross and/or Blue Shield, managed care plans, any other private insurance program or administered self-funded employer or union plans.

“Transaction Expenses” means (a) all of the fees, expenses and other costs incurred, paid or required to be paid by the Relevant Entities (whether or not on behalf of Feifel) in connection with the negotiation of this Agreement, the performance of the Seller Parties’ obligations hereunder and the consummation of the transactions contemplated hereby (including all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants), including any expenses of Feifel that the Relevant Entities agree or have agreed to reimburse in connection with the transactions contemplated by this Agreement and which are not paid directly by Feifel, whether or not such fees, expenses or costs have been assessed or billed prior to the Closing Date, (b) all special bonuses, “stay-put” bonuses, transaction bonuses, change-in-control or similar payments, sale bonuses, severance or other similar compensation payable to any Person in connection with the transactions contemplated hereby (including the employer portion of any related payroll and other employment Taxes), (c) the cost of any fees, penalties related to a termination or cancellation of a Contract or insurance coverage of the Practice as of, or after, the Closing, and (d) fifty percent (50%) of the fees and expenses of the Escrow Agent.

“Upper Net Working Capital Target” means the amount equal to one hundred five percent (105%) of the Net Working Capital Target.

9.2.    Other Defined Terms. The following terms are defined in the sections indicated.

Accounts Receivable	1.1(b)
Acquired Assets	1.1
Adjustment Escrow Account	1.5(d)(ii)
Amendment	2.2(w)
Agreement	preamble
Assumed Contracts	1.1(e)
Assumed Liabilities	1.3
Bill of Sale	2.2(c)
Business Support Services Agreement	recitals
CARES Act Funds	3.23

CARES Act Programs	3.23
Cap	6.3(b)
Claim Notice	6.5(a)
Closing	2.1
Closing Date	2.1
Closing Date Statement	1.9(a)
Closing Payment	1.5(b)
CMIO Employment Agreement	2.2(v)
Copyrights	1.1(h)
Effective Date	preamble
Employee Benefit Plans	3.19(b)
Escrow Agent	1.5(d)(ii)
Escrow Agreements	2.2(b)
Estimate Certificate	1.5(c)
Estimated Cash	1.5(c)
Estimated Closing Payment	1.5(c)
Estimated Indebtedness	1.5(c)
Estimated Indebtedness-Like Items	1.5(c)
Estimated Net Working Capital	1.5(c)
Estimated Transaction Expenses	1.5(c)
Excluded Assets	1.2
Excluded Liabilities	1.4
Feifel	preamble
Feifel Personal Effects	1.2(k)
Financial Statements	3.5(a)(ii)
Government Receivables	1.1
Health Information Laws	3.12(j)
Healthcare Provider	3.12(a)
HIPAA	3.12(j)
HIPAA Regulations	3.12(j)
Holdco	preamble
Improvements	3.9(d)
Indemnified Party	6.4(a)
Indemnifying Party	6.4(a)
Indemnity Escrow Account	1.5(c)(iii)
Indemnity Escrow Release Date	6.6(b)
Intellectual Property	1.1(h)
Intellectual Property Assets	1.1(h)
Intellectual Property Assignment	2.2(d)
Interim Financials	3.5(a)(i)
Interim Period	2.5
IRS	3.19(d)
Lease Assignments	2.2(e)
Legacy Policies	5.10(a)
Material Contracts	3.4(a)
Non-Tipping Basket	6.3(a)

Notice	8.3
NPIs	1.2(g)
Objection Notice	1.9(b)
Objection Period	1.9(b)
Overpayment Amount	1.9(d)(ii)
Parent	preamble
Parties	preamble
Payoff Letters	2.2(k)
Pending Claims	6.6(b)
Permits	3.11(b)
Pre-Closing Reorganization	recitals
Practice	preamble
Privacy Agreements	3.12(k)
Purchase Price Allocation Schedule	1.7(b)
Purchased Assets	recitals
Purchaser	preamble
Purchase Price	1.5(a)
Purchaser Indemnitees	6.2
Purchaser	preamble
Purchaser Plans	5.6(b)
Real Property	3.9(a)
Real Property Laws	3.9(e)
Real Property Leases	3.9(a)
Referral Firm	1.9(b)
Relevant Entities	recitals
Restricted Territory	5.2(a)
Restrictive Covenants	5.2(d)
Rollover Amount	1.6
Rollover Equity Units	1.6
Rollover and Joinder Agreement	1.6
SBA	1.4(c)
Seller	preamble
Seller Parties	preamble
Seller Party Indemnitors	6.2
Shortfall Amount	1.9(d)(iii)
Software	1.1(h)
Specifically Excluded Assets	1.2(j)
Straddle Period	7.1
Tax Controversies	7.3
Third Party Claim	6.5(a)
Third Party Intellectual Property	3.10(a)
Trademarks	1.1(h)
Transaction Expense Invoices	2.2(l)
Transferring Employee	5.6(a)
Transition Date	5.6(a)
Transfer Taxes	7.3
Value Per Rollover Unit	1.6

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

PURCHASER: HTX MANAGEMENT COMPANY, LLC By: Name: Jonathan Javitt Title: Co-CEO PARENT: HOPE THERAPEUTICS, INC. By: Name: Jonathan Javitt Title: Co-CEO

[Signature Page to Asset Purchase and Contribution Agreement]

PRACTICE:

KADIMA NEUROPSYCHIATRY INSTITUTE, A MEDICAL CORP.

By:

Name: David Feifel, M.D., Ph.D.

Title: President & Chief Executive Officer

HOLDCO:

KADIMA HOLDINGS, INC.

By:

Name: David Feifel, M.D., Ph.D.

Title: President & Chief Executive Officer

FEIFEL:

David Feifel, M.D., Ph.D.

[Signature Page to Asset Purchase and Contribution Agreement]

EXHIBIT A

Pre-Closing Reorganization

In connection with the Pre-Closing Reorganization (as such term is defined below), the following actions occurred, or will occur, in the in the order specified below:

A.	Feifel incorporated Holdco as a California corporation on or about March 7, 2025.

B.

At least one day prior to the Closing Date, pursuant to a contribution and exchange agreement by and among Feifel, Holdco and Practice (the “Contribution and Exchange Agreement”), Feifel shall contribute [***]percent (*%) of the issued and outstanding equity interests of Practice to Holdco in exchange for the issuance by Holdco to Feifel of [***] percent (*%) of the issued and outstanding equity interests of Holdco (the “Contribution”).

C.

On or after the day of the Contribution but prior to the Closing Date, Holdco shall file an IRS Form 8869 (Qualified Subchapter S Subsidiary Election) (with box 14 of such form marked “yes” to indicate that such election is being made in connection with a reorganization under Section 368(a)(1)(F) of the Code) to elect for Practice to be classified as a “qualified subchapter S subsidiary” of Holdco within the meaning of Section 1361(b)(3)(B) of the Code for federal and applicable state and local income Tax purposes, with such election effective the same date as the Contribution (the “QSub Election,” and together with the Contribution, the “Pre-Closing Reorganization”).

EXHIBIT B

Business Support Services Agreement

EXHIBIT C

Rollover and Joinder Agreement

EXHIBIT D

Flow of Funds Spreadsheet